Exhibit 10.1

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

CREDIT AGREEMENT

dated as of October 27, 2022

among

PTC THERAPEUTICS, INC.,

as the Borrower,

EACH SUBSIDIARY OF THE BORROWER FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	41
1.03	Accounting Terms	42
1.04	Rounding	43
1.05	Times of Day	43
1.06	UCC Terms	43
1.07	Rates	43
1.08	Limited Condition Transactions	44
1.09	Irish Terms	44

Article II COMMITMENTS AND BORROWINGS		44

2.01	Loans	44
2.02	Borrowings, Conversions and Continuations of Loans	45
2.03	Prepayments	46
2.04	Termination or Reduction of Commitments	48
2.05	Maturity	48
2.06	Interest and Default Rate	49
2.07	Fees	49
2.08	Computation of Interest and Fees	49
2.09	Evidence of Debt	49
2.10	Payments Generally; Administrative Agent’s Clawback	50
2.11	Sharing of Payments by Lenders	52
2.12	Defaulting Lenders	52
2.13	Discretionary Incremental Facility	53

Article III TAXES, YIELD PROTECTION AND ILLEGALITY		54

3.01	Taxes	54
3.02	Changes in Law; Impracticability or Illegality	58
3.03	Benchmark Replacement	58
3.04	Increased Costs	59
3.05	Compensation for Losses	60
3.06	Mitigation Obligations; Replacement of Lenders	61
3.07	Survival	61

Article IV CONDITIONS PRECEDENT		61

4.01	Conditions of Effectiveness and the Borrowing of Initial Loans	61
4.02	Conditions to Borrowing of Delayed Draw Loans	64

Article V REPRESENTATIONS AND WARRANTIES		65

5.01	Existence, Qualification and Power	65
5.02	Authorization; No Contravention	65
5.03	Governmental Authorization; Other Consents	65
5.04	Binding Effect	66
5.05	Financial Statements; No Material Adverse Effect	66
5.06	Litigation	66
5.07	[Reserved]	66
5.08	Ownership of Property	66
5.09	Environmental Matters	67

5.10	Insurance	67
5.11	Taxes	67
5.12	ERISA Compliance	68
5.13	Margin Regulations; Investment Company Act	68
5.14	Disclosure	69
5.15	Compliance with Laws	69
5.16	Solvency	69
5.17	Reserved	69
5.18	Sanctions Concerns and Anti-Corruption Laws	69
5.19	EEA Financial Institutions	70
5.20	Covered Entities	70
5.21	Beneficial Ownership Certification	70
5.22	Reserved	70
5.23	Intellectual Property; Licenses, Etc.	70
5.24	Labor Matters	73
5.25	Regulatory Matters	73
5.26	Key Contracts	77
5.27	Loan Parties	77
5.28	Irish Companies Act and Other Legislation	78
5.29	Centre of Main Interests	78

Article VI AFFIRMATIVE COVENANTS		78

6.01	Financial Statements	78
6.02	Certificates; Other Information	79
6.03	Notices	81
6.04	Payment of Obligations	82
6.05	Preservation of Existence, Etc.	83
6.06	Maintenance of Properties	83
6.07	Maintenance of Insurance	83
6.08	Compliance with Laws	84
6.09	Books and Records	84
6.10	Inspection and Access Rights	84
6.11	Use of Proceeds	84
6.12	Reserved	85
6.13	Covenant to Guarantee Obligations	85
6.14	Covenant to Give Security	85
6.15	Environmental Matters	86
6.16	Anti-Corruption Laws; Sanctions	86
6.17	Further Assurances	87
6.18	Post-Closing Covenants	87
6.19	Maintenance, Defense and Enforcement of IP Rights	88
6.20	Reserve Account	88
6.21	Right of First Negotiation	88
6.22	Financial Assistance	89
6.23	Centre of Main Interests	89

Article VII NEGATIVE COVENANTS		89

7.01	Liens	89
7.02	Indebtedness	92
7.03	Investments	95
7.04	Fundamental Changes	97
7.05	Dispositions	97

7.06	Restricted Payments	99
7.07	Change in Nature of Business	101
7.08	Transactions with Affiliates	101
7.09	Burdensome Agreements	102
7.10	Use of Proceeds	104
7.11	Liquidity Covenant	104
7.12	Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	104
7.13	Sale/Leaseback Transactions	104
7.14	Prepayments, Etc. of Certain Debt; Payments of Deferred Acquisition Consideration	104
7.15	Amendment, Etc. of Debt Documents	105
7.16	Sanctions	105
7.17	Anti-Corruption Laws	105
7.18	Key Contracts	105

Article VIII EVENTS OF DEFAULT AND REMEDIES		106

8.01	Events of Default	106
8.02	Remedies upon Event of Default	109
8.03	Application of Funds	110

Article IX ADMINISTRATIVE AGENT		110

9.01	Appointment and Authority	110
9.02	Rights as a Lender	111
9.03	Exculpatory Provisions	112
9.04	Reliance by Administrative Agent	114
9.05	Delegation of Duties	115
9.06	Resignation	115
9.07	Non-Reliance on Administrative Agent and the Lenders	116
9.08	No Other Duties, Etc	117
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	117
9.10	Collateral and Guaranty Matters	118
9.11	Erroneous Payments	120
9.12	Survival	121
9.13	Certain Irish Matters	122

Article X CONTINUING GUARANTY		123

10.01	Guaranty	123
10.02	Rights of Lenders	123
10.03	Certain Waivers	123
10.04	Obligations Independent	124
10.05	Subrogation	124
10.06	Termination; Reinstatement	124
10.07	Stay of Acceleration	124
10.08	Condition of Borrower	124
10.09	Appointment of Borrower	125
10.10	Right of Contribution	125
10.11	Guarantee Limitations	125

Article XI . MISCELLANEOUS		125

11.01	Amendments, Etc.	125
11.02	Notices; Effectiveness; Electronic Communications	127
11.03	No Waiver; Cumulative Remedies; Enforcement	129

11.04	Expenses; Indemnity; Damage Waiver	130
11.05	Payments Set Aside	132
11.06	Successors and Assigns	132
11.07	Treatment of Certain Information; Confidentiality	136
11.08	Right of Setoff	137
11.09	Interest Rate Limitation	137
11.10	Counterparts; Integration; Effectiveness	138
11.11	Survival of Representations and Warranties	138
11.12	Severability	138
11.13	Replacement of Lenders	139
11.14	Governing Law; Jurisdiction; Etc.	140
11.15	Waiver of Jury Trial	141
11.16	Subordination	141
11.17	No Advisory or Fiduciary Responsibility	141
11.18	Electronic Execution; Electronic Records	142
11.19	USA Patriot Act Notice	143
11.20	Acknowledgement and Consent to Bail-In of EEA and UK Financial Institutions	143

v

SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Commitments and Applicable Percentages
Schedule 1.01(c)	Mortgaged Properties
Schedule 1.01(d)	Permitted Licenses
Schedule 5.10	Insurance
Schedule 5.12	Pension Plans
Schedule 5.14(b)	Immaterial Subsidiaries; Investments
Schedule 5.23(b)	Licenses etc.
Schedule 5.23(c)	IP Collateral
Schedule 5.23(d)	Disputes
Schedule 5.23(f)	Contractual Obligations
Schedule 5.25(d)	FDA Communications
Schedule 5.26	Key Contracts
Schedule 6.18(c)	Post Closing Actions regarding Foreign Collateral and Guarantees
Schedule 6.20	Reserve Account
Schedule 7.01	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(c)	Existing Finance Leases, Synthetic Lease Obligations and purchase money obligations
Schedule 7.02(h)	Existing Letters of Credit
Schedule 7.03	Existing Investments
Schedule 7.08	Existing Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Loan Notice
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Note
Exhibit H	Form of Officer’s Certificate
Exhibit I	Forms of U.S. Tax Compliance Certificates
Exhibit J	Form of Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 27, 2022, among PTC THERAPEUTICS, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined herein) from time to time party hereto, the Lenders (as defined herein) from time to time party hereto and Wilmington Trust, National Association, as Administrative Agent (as defined herein).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Lenders extend term loan facilities comprised of (a) an initial term loan facility in the aggregate principal amount of $300,000,000, which will be funded on the Closing Date (as defined herein), subject to the conditions provided herein, and (b) a delayed draw term loan facility in an aggregate principal amount of up to $150,000,000, subject to the conditions provided herein;

WHEREAS, the Lenders have agreed to make such term loan facilities available to the Borrower on the terms and subject to the conditions set forth herein; and

WHEREAS, the Borrower may further request, and, subject to Required Lender consent in their sole discretion, one or more of the Lenders may consider providing incremental investments in a form and on terms to be determined, in connection with future development opportunities, in an aggregate amount of up to $500,000,000, it being understood that no commitment exists or is being created hereunder for any Lender to provide, or to consider providing, any such incremental investments.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the purchase, inbound license or other acquisition, or option to purchase, license or otherwise acquire, whether through a single transaction or a series of related transactions, of (a) a majority of the Equity Interests, whether by purchase of such Equity Interests or upon the exercise of an option or warrant for, or conversion of securities into, such Equity Interests, of another Person, (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person or (c) assets including IP Rights, royalty rights or similar assets of such Person.

“Action” means any claim, action, cause of action or suit, litigation, assessment, arbitration, mediation, investigation, audit, hearing, charge, complaint, demand, notice or proceeding (in each case, whether in contract, tort or otherwise, whether at law or in equity, and whether civil or criminal) to, from, by or before any Governmental Authority.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administrative Agent” means Wilmington Trust, National Association, solely in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Account” means the Administrative Agent’s account as the Administrative Agent may from time to time notify the Borrower and the Lenders in accordance with Section 11.02.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means that certain letter agreement, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Aggregate Commitments” means, at any time, the sum of the Initial Commitments and the Delayed Draw Commitments, as reduced, respectively, by the Initial Loans and any Delayed Draw Loans.

“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, with respect to any Lender at any time, (i) with respect to all payments, computations and other matters relating to the Initial Loans and/or Initial Commitments, the percentage obtained by dividing (a) the unused Initial Commitment and Outstanding Amount of Initial Loans of such Lender at such time by (b) the aggregate unused Initial Commitments and aggregate Outstanding Amount of Initial Loans of all of the Lenders at such time; and (ii) with respect to all payments, computations and other matters relating to the Delayed Draw Loans and/or Delayed Draw Commitments, the percentage obtained by dividing (a) the unused Delayed Draw Commitment and Outstanding Amount of Delayed Draw Loans of such Lender at such time by (b) the aggregate unused Delayed Draw Commitments and aggregate Outstanding Amount of Delayed Draw Loans of all of the Lenders at such time.

“Applicable Premium” means, with respect to any repayment or prepayment of principal made, or required to be made and upon any acceleration of the Maturity Date that, in each case, is effected or occurs (the date of such repayment, prepayment or acceleration, a “Calculation Date”) of any Loans: (a) on or prior to the third anniversary of the funding of the applicable Loans, the sum of (i) 3.00% of the principal amount of Loans being repaid or subject to such acceleration plus (ii) an amount, determined by the Required Lenders in good faith computed using a discount rate equal to the Treasury Rate as of such Calculation Date plus 50 basis points, equal to all required remaining scheduled interest payments which would have been due on the Loans being repaid or subject to such acceleration if such Loans had remained outstanding and unaccelerated, in each case, through the third anniversary of such funding date (excluding accrued and unpaid interest to, but excluding, the Calculation Date) (provided that any interest that would otherwise have accrued from the period commencing after the Interest Payment Date occurring immediately prior to such third anniversary and ending on and including the third anniversary of such funding date shall be deemed for purposes of this definition to be a required remaining scheduled interest payment that would have otherwise been due on the third anniversary of the applicable funding date) and provided that for purposes of this calculation, the interest rate shall be deemed to be the Applicable Rate in effect on the Calculation Date, (b) after the third anniversary of the funding of the applicable Loans and on or prior to the fourth anniversary of such funding, an amount equal to 3.00% of the principal amount of the Loan being repaid or subject to such acceleration, (c) after the fourth anniversary of the funding of the applicable Loans and on or prior to the fifth anniversary of such funding, an amount equal to 2.00% of the principal amount of the Loan being repaid or subject to such acceleration, (d) after the fifth anniversary of the funding of the applicable Loans and on or prior to the sixth anniversary of such funding, an amount equal to 1.00% of the principal amount of the Loan being repaid or subject to such acceleration and (e) after the sixth anniversary of such funding, 0.00%. The Borrower and the Guarantors acknowledge that the Lenders shall suffer damages on account of the payment of the Loans prior to the sixth anniversary of the funding date thereof or the acceleration of the Maturity Date and that the Applicable Premium is a reasonable calculation of the lost profits of the Lenders holding the Loans in view of the difficulties and impracticality of determining actual damages resulting from such repayment, prepayment or acceleration.

“Applicable Rate” means (a) with respect to any SOFR Loan, Adjusted Term SOFR plus 7.25% per annum, and (b) with respect to any Base Rate Loan, the Base Rate plus 6.25% per annum.

“Approved Fund” means any Person (other than a natural Person) that is (a) a Blackstone Investor or Blackstone Entity or (b) a Fund that is administered, managed or advised by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, manages or advises a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the written consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Finance Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related Consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, (c) Adjusted Term SOFR (or if such day is not a Business Day, the immediately preceding Business Day) based on an interest period of one (1) month, subject to the interest rate floors set forth therein, plus 1.00% and (d) 2.00%. Any announced change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or Term SOFR for any reason, the Base Rate shall be determined without regard to clause (a) or (c) above, as applicable, until the circumstances giving rise to such inability no longer exist. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent (acting at the direction of the Required Lenders) and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than 1.00% per annum, such Benchmark Replacement shall be deemed to be 1.00% per annum for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent (acting at the direction of the Required Lenders) and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bermudan Loan Party” means PTC Therapeutics Holdings (Bermuda) Corp. Limited, an exempted company incorporated in Bermuda.

“Blackstone Affiliated Entities” shall mean, collectively, the Blackstone Entities, any Blackstone Investor and any Controlled Investment Affiliates of a Blackstone Entity.

“Blackstone Credit” shall mean Blackstone Alternative Credit Advisors LP.

“Blackstone Life Sciences” shall mean Blackstone Life Sciences Advisors L.L.C.

“Blackstone Investor” means any investor (or any Controlled Investment Affiliate of such investor) of a fund managed or advised by a Blackstone Credit or Blackstone Life Sciences to which such investor (or any Controlled Investment Affiliate of such investor) Blackstone Credit or Blackstone Life Sciences, as applicable, is providing certain administrative and other services and controls investment decisions with respect to any Commitments and Loans held by such investor (or Controlled Investment Affiliate of such investor).

“Blackstone Entities” shall mean Blackstone Life Sciences, Blackstone Credit, Blackstone Holdings Finance Co. L.L.C and any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with any of the foregoing entities, and funds and accounts administered, managed, agented or advised by any of them, and any warehouse entity.  For purposes of this definition “control” of a Person is either (i) the beneficial ownership of, or power to vote, more than 50% of the Voting Stock of such Person, or (ii) such Person constituting, or having the power to designate, the managing member or general partner of such Person or to appoint a majority of the members of the board of directors or board of managers or other governing body of such Person, or (iii) the right to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise).

“Bona Fide Debt Fund” means any debt fund that is an Affiliate of any Competitor or Competitor Controller that is primarily engaged in, or advises funds that are primarily engaged in, making, purchasing, or holding commercial loans, notes and similar extensions of credit or securities in the ordinary course of its business, but only to the extent that no personnel involved therewith (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such Competitor or Competitor Controller or (B) has access to any information (other than information that is publicly available) relating to the Borrower or its Subsidiaries and/or any entity that forms part of any of their respective businesses (including any of their respective subsidiaries).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Investment Policy” means the investment policy of the Borrower and its Subsidiaries as in effect on the Closing Date and any amendments, modifications or supplements thereto following the Closing Date that are (1) approved and duly adopted by the board of directors (or other governing body) of the Borrower and (2) agreed to by the Required Lenders in their reasonable discretion.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Brazilian Loan Party” means PTC Farmacêutica do Brasil Ltda., a Sociedade de responsabilidade limitada organized under the laws of Brazil.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York; provided, however, that when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Secured Parties, as collateral for the Obligations, cash, Cash Equivalents or deposit account balances or, if the Required Lenders shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Required Lenders. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)            (i) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof and (ii) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or political subdivision or taxing authority thereof that is rated AAA by S&P and Aaa by Moody’s maturing within one (1) year from the date of acquisition thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $[**], in each case with maturities of not more than one (1) year from the date of acquisition thereof;

(c)            commercial paper issued by a corporation or other Person rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P or Fitch (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Required Lenders) and in each case maturing within one (1) year from the date of acquisition thereof;

(d)            marketable short-term money market and similar highly liquid securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Required Lenders) and in each case maturing within one (1) year from the date of acquisition thereof;

(e)            solely with respect to Foreign Subsidiaries, investments of the type and maturities described in clauses (a) through (d) above, issued where relevant, by any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $[**], provided such country is a member of the Organization for Economic Cooperation and Development, and such bank maintains a short-term commercial paper rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Required Lenders);

(f)            (i) Dollars, Euros, Pounds Sterling, Swiss Francs, Canadian dollars or any national currency of any member state of the European Union or (ii) any other foreign currency held by the Borrower or any of its Subsidiaries in the ordinary course of business;

(g)            Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition; and

(h)            Investments made pursuant to the Borrower Investment Policy.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means and shall be deemed to have occurred if any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act) shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 35% of the Voting Stock of the Borrower.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans or Delayed Draw Loans and when used in reference to any Commitment, refers to whether such Commitment is an Initial Commitment or a Delayed Draw Commitment.

“Closing Date” means the date on which the conditions to the funding of the Initial Loans have been satisfied or waived by the Lenders, and the Initial Loans have funded, which date is October 27, 2022.

“CMS” means the U.S. Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties in order to secure the Obligations. Notwithstanding anything to the contrary, the Collateral shall not include any Excluded Property. For the avoidance of doubt, the Collateral shall include any assets related to the production, distribution, commercialization or exploitation of any IP Collateral or Specified Product and all proceeds thereof.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the Irish Security Documents, the Intercompany Note, any Mortgages, any related Mortgaged Property Support Documents, the Qualifying Control Agreements, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to a Lender, such Lender’s Initial Commitment or Delayed Draw Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies Act (Ireland)” means the Companies Act of Ireland 2014, as amended.

“Competitor” means any Person that competes with the business of the Borrower and its Subsidiaries from time to time.

“Competitor Controller” means any Person (excluding any Bona Fide Debt Fund) that is a direct or indirect holding company of a Competitor or an Affiliate of a Competitor that is controlled by such Competitor.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.03 and other technical, administrative or operational matters) that the Administrative Agent (acting in consultation with the Required Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (acting in consultation with the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Total Assets” means, at any date, total assets of the Loan Parties calculated in accordance with GAAP on a Consolidated basis as of such date, determined on a Pro Forma Basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any enforceable agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means (i) the power of such Person, directly or indirectly, (x) to vote 10% or more of the Voting Stock (determined on a fully diluted basis) of another Person, or (y) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise), and/or (ii) the ownership by such Person of 10% or more of the Equity Interests of another Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise.

“Convertible Debt” means Indebtedness issued by the Borrower having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Equity Interests of the Borrower.

“Copyrights” means all copyrights, whether statutory or common law, and all exclusive licenses from third parties or rights to use copyrights owned by such third parties, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) rights to sue for past, present and future infringements thereof, and (iv) foreign copyrights and any other rights corresponding thereto throughout the world.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership, rescue process or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) per annum in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent (acting at the direction of the Required Lenders), the Required Lenders or the Borrower, to confirm in writing to the Administrative Agent, the Required Lenders and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Required Lenders and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent or the Required Lenders in a written notice of such determination, which shall be delivered by the Administrative Agent, the Required Lenders to the Borrower and each other Lender promptly following such determination.

“Deferred Acquisition Consideration” means any purchase price adjustments, royalty, earn-out, milestone payments, contingent or other deferred payment payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Permitted Acquisition or other Acquisition or Investment.

“Delayed Draw Availability Period” means the period from and including the Closing Date to the earliest of (i) the Outside Date, (ii) the date of termination of the Delayed Draw Commitments pursuant to Section 2.04(a) or Section 2.04(b), and (iii) the date of termination of the Aggregate Commitments of each Lender pursuant to Section 8.02.

“Delayed Draw Commitment” means, as to each Lender, its obligation to make Delayed Draw Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Delayed Draw Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Delayed Draw Commitments of all of the Lenders on the Closing Date shall be $150,000,000.

“Delayed Draw Funding Date” means the date or dates on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 11.01) and the Delayed Draw Loans are funded in accordance with the terms hereof.

“Delayed Draw Loans” has the meaning specified in Section 2.01(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is itself the subject of any Sanction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Loan Parties and their Subsidiaries in connection with a Disposition pursuant to Section 7.05(f) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale/Leaseback Transaction and any Permitted License) of any property by any Loan Party that constitutes Collateral, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable, royalties, milestones, other payments or any rights and claims associated therewith.

“Disputes” has the meaning specified in Section 5.23(d).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest(s) into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except (i) as a result of a change of control, fundamental change, asset sale or (ii) upon the prior repayment of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Commitments), (b) is or becomes redeemable at the option of the holder thereof (other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), in whole or in part (except (i) as a result of a change of control, fundamental change, asset sale or (ii) upon the prior repayment of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Commitments), (c) is or becomes convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests or (d) provides for the scheduled payments of dividends in cash, in each case of clauses (a) through (d), in each case, prior to the date that is 91 days after the Maturity Date; provided that, if such Equity Interests are issued pursuant to any plan for the benefit of any employee, director, manager or consultant of the Borrower or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Equity Interests shall not constitute Disqualified Equity Interests because it may be required to be repurchased by the Borrower or its Subsidiaries (x) to the extent permitted by Section 7.06(e), in order to satisfy applicable statutory or regulatory obligations or (y) to the extent permitted by Section 7.06(j), as a result of the termination, death or disability of such employee, director, manager or consultant.

“Disqualified Institution” means (a) those banks, financial institutions and other persons that have been specified to the Administrative Agent and the Required Lenders by the Borrower in writing at any time prior to the Closing Date, which list described in this clause (a) may be updated from time to time with the prior written consent of the Required Lenders after the Closing Date (such list, the “Disqualified Lender List”), (b) any Competitor or Competitor Controller that has been identified to the Administrative Agent and the Required Lenders by the Borrower in writing at any time prior to the Closing Date (which list may be provided to the Lenders upon their request), which list described in this clause (b) may be updated from time to time upon written notification thereof to the Administrative Agent and the Required Lenders by the Borrower after the Closing Date (such list, the “Competitors List” and together with the Disqualified Lender List, the “Disqualified Institutions List”); provided that no addition to the Disqualified Institutions List shall apply retroactively to disqualify any party (i) that has previously acquired an assignment or participation interest or (ii) is party to a permitted pending trade as of the date of identification, and which in any event, such addition shall not become effective until two Business Days after such date identified by name in writing by the Borrower to the Administrative Agent and the Required Lenders and (c) any Person that is an Affiliate of the Persons described in clauses (a) and (b) (excluding Bona Fide Debt Fund) that is (i) identified in writing by the Borrower to the Administrative Agent and the Required Lenders from time to time (which addition shall not apply retroactively to disqualify any party (1) that has previously acquired an assignment or participation interest or (2) is party to a permitted pending trade as of the date of such identification, and which in any event, such addition shall not become effective until two Business Days after such date identified by name in writing by the Borrower to the Administrative Agent and the Required Lenders) or (ii) readily identifiable as an Affiliate of such Persons solely on the basis of such Person’s name. For the avoidance of doubt, no Affiliate of the Blackstone Entities shall be considered a Disqualified Institution.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Emflaza” means that certain pharmaceutical product of the Borrower known by the non-proprietary name deflazacort, which, as of the Closing Date, is being marketed by Borrower under the trade name Emflaza for the treatment of Duchenne muscular dystrophy.

“Environment” means ambient air, indoor air, vapor, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Claim” means any written notice, claim, demand, litigation, request for information, complaint, citation, summons, investigation, notice of non-compliance or violation, cause of action, consent order, consent decree, or other proceeding by any Governmental Authority or any other Person, arising out of, based on or pursuant to any Environmental Law or related in any way to any actual, alleged or threatened Environmental Liability.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to hazardous materials), including those relating to the handling, use, manufacture, registration, distribution, formulation, packaging, labeling, generation transport, storage, disposal, treatment, Release or threat of Release of or exposure to any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), obligation, responsibility or cost whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law relating to (a) any violation of, or liability under, Environmental Law, (b) the presence, generation, use, handling, transportation, storage, treatment, packaging, labelling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release of any Hazardous Materials, (e) natural resource damage, or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, certification, registration, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Convertible Debt that is either the Existing Convertible Debt or that constitutes Permitted Subordinated Debt shall not be considered an “Equity Interest” prior to the conversion of such.

“Equity Issuance” means the issuance on the Closing Date to the Lenders or their designees of shares of common stock of the Borrower pursuant to a stock purchase agreement satisfactory to the Borrower and the Lenders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Erroneous Payment” has the meaning specified in Section 9.11(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means any of the following: (a) accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, which shall in no event hold in the aggregate more than the amount reasonably expected to meet such payroll expenses for the following calendar month, including bonuses and other payments to be paid within the following calendar month, (b) zero balance accounts, (c) accounts (including trust accounts) used exclusively for third party escrow, customs, insurance, deposits or fiduciary purposes, (d) merchant accounts for which the obligations were incurred in the ordinary course of business, (e) accounts used exclusively for compliance with any (i) Applicable Law to the extent such Applicable Law prohibits the granting of a Lien thereon or (ii) Contractual Obligation to the extent such Contractual Obligation prohibits the granting of a Lien thereon (other than Liens in favor of a counterparty to such Contractual Obligation), (f) accounts which are exclusively used to hold cash or Cash Equivalents that serves as collateral in respect of a Permitted Lien, (g) accounts exclusively used for the receipt of receivables solely funded by Medicare or Medicaid and whose total cash balances shall be automatically swept to an account that is not an Excluded Account, (h) other accounts, the cash balance of which such accounts, in the case of this clause (h), does not exceed $[**] in the aggregate at any time, and (i) accounts which hold exclusively the proceeds of Excluded IP Rights and Excluded IP Related Assets.

“Excluded IP Related Assets” means any assets related exclusively to the production, distribution, commercialization or exploitation of any Excluded IP Rights and all, to the extent held in an Excluded Account, the proceeds thereof, including, without limitation, all of the following to the extent solely related to Excluded IP Rights (and not related to Specified Product IP) (each of the following capitalized terms is as defined in the Security Agreement): Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights and Letters of Credit, Supporting Obligations, and all books, records, writings, databases and information related thereto. For the avoidance of doubt, “Excluded IP Related Assets” shall not include any assets that include, or are commingled with or related to, any Specified IP Rights or Specified Product or any product, technology or Intellectual Property licensed or otherwise obtained by a Loan Party in connection with an Acquisition.

“Excluded IP Rights” means all IP Rights of the Loan Parties and their Subsidiaries (i) as of the Closing Date, other than the Specified Product IP and (ii) those IP Rights internally developed by a Loan Party or its Subsidiaries following the Closing Date that do not constitute Specified Product IP or derive from or relate to, in whole or in part, any Specified Product, any Specified Product IP or any product, technology, asset or Intellectual Property licensed or otherwise obtained by Borrower or any of its Subsidiaries in connection with an Acquisition (including any Permitted Acquisition).

“Excluded Property” means, with respect to any Loan Party (a) any leased or subleased real property, (b) any owned real property which is not Material Real Property, (c) Excluded IP Rights and Excluded IP Related Assets, (d) motor vehicles and other assets subject to certificates of title, (e) assets for which a pledge thereof or a security interest therein is prohibited by Applicable Laws (including any Sanctions) after giving effect to the applicable anti-assignment provisions of the UCC and other Applicable law (including any requirement to obtain the consent of any Governmental Authority or third person, unless such consent has been obtained) other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other Applicable Law (in each case, other than with regard to Sanctions), (f) any lease, license or other agreements, or any goods or other property subject to a purchase money security interest, Finance Lease or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Finance Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower and its Subsidiaries) after giving effect to the applicable anti-assignment clauses of the UCC, Applicable Laws or principles of equity, other than the proceeds thereof the assignment of which is expressly deemed effective under Applicable Laws notwithstanding such prohibition, (g) any intent-to-use United States trademark application for which neither (i) an amendment to allege use to bring the application into conformity with 15 U.S.C. §1051(c) has been filed with and accepted by the USPTO nor (ii) a verified statement of use under 15 U.S.C. §1051(d) has been filed with and accepted by the USPTO, (h) letter of credit rights, (i) the [**] and any Patents licensed to [**] thereunder and the [**], unless and until a security interest in the [**] is granted by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.20, (j) assets for which a pledge thereof or a security interest therein is prohibited by any contract binding on such assets, or would result in material adverse financial, tax, regulatory or accounting consequences, as reasonably determined in good faith by the Borrower; provided, that (i) any such limitation described in this clause (j) shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other Applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in the UCC or any Applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral, (k) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Administrative Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; provided that (i) any such limitation described in this clause (k) on the security interests granted shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC of any applicable jurisdiction or any other Applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral, (l) Equity Interests in any Person (other than the Borrower and its wholly owned Subsidiaries) to the extent and for so long as the pledge thereof in favor of the Administrative Agent is not permitted by the terms of such Person’s joint venture agreement or other applicable Organization Documents; provided, that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of the Closing Date or such acquisition), (m) margin stock within the meaning of Section 5.13, (n) Excluded Accounts, (o) those assets as to which the Required Lenders and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (p) Equity Interests owned by any Loan Party in Agilis GTR Japan Inc., in Immaterial Subsidiaries (to the extent that the Liens securing the Obligations cannot be perfected through the filing of a Uniform Commercial Code financing statement, it being understood that no other perfection requirements shall be applicable for Immaterial Subsidiaries), or in any Subsidiary that exclusively owns Excluded IP Rights and Excluded IP Related Assets, and (q) the Equity Interests of any Foreign Subsidiary or Foreign Subsidiary Holdco of any Loan Party to the extent a pledge of such Equity Interests would cause actual or anticipated material adverse tax consequences to any Loan Party (in the Borrower’s reasonable determination from time to time); provided that the Collateral shall at all times include (and “Excluded Property” shall not include) (i) all proceeds arising from the sale or transfer of any of the foregoing Excluded Property to the extent such proceeds do not otherwise constitute Excluded Property except that the proceeds of any Excluded IP or Excluded IP Related Assets shall, to the extent held in an Excluded Account pursuant to clause (i) of the definition thereof, remain “Excluded Property”, and (ii) except with respect to clause (c), (e) and (i) above, any of the following items solely to the extent such items pertain to, arise from, are collected on, are distributed on account of or are given in exchange for or in settlement of any Collateral: (1) Accounts, (2) Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper), (3) Commercial Tort Claims, (4) Documents, (5) General Intangibles, (6) Instruments, (7) Letter-of-Credit Rights and (8) insurance and insurance claims (it being understood that the foregoing items (1) through (7) shall have the meanings set forth in the UCC).

“Excluded Subsidiary” means any of the following, (a) each Immaterial Subsidiary, (b) any (i) non-wholly owned Subsidiary or (ii) Foreign Subsidiary or Foreign Subsidiary Holdco (to the extent the Guarantee of the Obligations by such Foreign Subsidiary or Foreign Subsidiary Holdco would cause actual or anticipated material adverse tax consequences to any Loan Party (in the Borrower’s reasonable determination from time to time)), in each case, that is formed, capitalized or acquired solely through an Investment permitted pursuant to Sections 7.03(h), (u)(i) or (v), and (c) any other Subsidiary acquired or formed after the Closing Date with respect to which the Required Lenders and the Borrower reasonably agree that the cost or other consequences (including adverse tax consequences and adverse regulatory consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby. Notwithstanding the foregoing, no Subsidiary which holds any IP Collateral or which holds any Equity Interests or other Investment (other than intercompany loans) in any Subsidiary of the Borrower which holds IP Collateral shall be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Convertible Debt” means the convertible senior notes of the Borrower due 2026 in principal amount of $287,500,000, as issued and outstanding as of the Closing Date.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated and (b) all Obligations have been paid in full (other than contingent indemnification obligations).

“Faes License Agreement” means the Exclusive License and Supply Agreement dated May 12, 2015 by and between Faes Farma S.A. and Marathon Pharmaceuticals, LLC, including any and all amendments thereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto having substantially the same functions and jurisdiction.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, further, that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of the date hereof, between the Borrower, the Lenders and the other parties thereto.

“Finance Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a financing lease. For the avoidance of doubt, an operating lease shall not be considered a Finance Lease.

“Foreign Collateral” means (x) Collateral located outside the United States and (y) Collateral in respect of which documentation or action under the Laws of a Foreign Jurisdiction is required or reasonably desirable (in the sole discretion of the Administrative Agent, acting at the direction of the Required Lenders) for the attachment and perfection a valid first-priority Lien in such Collateral. For the avoidance of doubt, all (x) Equity Interests issued by any Foreign Subsidiary and (y) all Accounts arising under the Laws of any Foreign Jurisdiction, in each case, other than to the extent constituting Excluded Property, shall constitute “Foreign Collateral” hereunder, except as agreed in writing by the Administrative Agent (acting at the direction of the Required Lenders) in its sole discretion.

“Foreign Collateral Requirements” means, in respect of Foreign Collateral:

(i)            the Borrower shall have delivered to the Administrative Agent (a) a duly executed security and/or pledge agreement (as applicable) governed by the Laws of jurisdiction in which such Collateral is located or under the Laws of which such Collateral arises or is governed;

(ii)           the Borrower shall have delivered to the Administrative Agent evidence of the filing with all necessary Governmental Authorities of financing statements and other registrations of pledge or Lien which may be requested by the Administrative Agent (acting at the direction of the Required Lenders) in its sole discretion;

(iii)          if requested by the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall have delivered to the Administrative Agent and the Lenders an opinion or opinions of reputable counsel to the Borrower (or, if the Administrative Agent shall agree, counsel to the Administrative Agent) licensed to practice in the jurisdiction in which such Collateral is located (or under the Laws of which such Collateral arises or is governed) opining as to the enforceability of the applicable security agreement and other documentation (in the Administrative Agent’s discretion, acting at the direction of the Required Lenders), attachment, perfection and priority of the related security interest and any other matters reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders);

(iv)          the Borrower shall have delivered to the Administrative Agent (x) the results of lien, litigation, tax, lawsuit and judgment searches with respect to each applicable jurisdiction and such other searches as may be requested by the Administrative Agent in its sole discretion (acting at the direction of the Required Lenders), in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion; (y) to the extent requested by the Administrative Agent, termination statements (which shall be in a form satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), and, in any event, shall be in a legally effective form suitable for filing in each applicable filing office), with respect to Liens or other encumbrances (other than Permitted Liens); (z) evidence of the filing with all necessary Governmental Authorities of financing statements and other registrations of pledge or Lien which may be requested by the Administrative Agent in its sole discretion (acting at the direction of the Required Lenders);

(v)           if requested by the Administrative Agent (acting at the direction of the Required Lenders), (x) with respect to Collateral in the possession of any warehouseman, bailee, or other third party (any such Person, a “Foreign Collateral Bailee”), written evidence that the such Foreign Collateral Bailee shall have been notified of and shall have acknowledged in writing the Administrative Agent’s first priority Lien in the Collateral held by such Foreign Collateral Bailee, (y)an agreement duly executed by the applicable Foreign Collateral Bailee requiring, among other things, such Foreign Collateral Bailee to comply with directions of the Administrative Agent upon notice from the Administrative Agent (acting at the direction of the Required Lenders) and/or (z) other documentation requested by the Administrative Agent in its sole discretion as may be necessary or advisable to provide a first priority perfected Lien (or the equivalent under local law) in the relevant Collateral in the possession of such Foreign Collateral Bailee;

(vi)          the Borrower shall have delivered such other documents, filings or agreements (in form and substance satisfactory to the Administrative Agent, acting at the direction of the Required Lenders) and taken such other actions as reasonably desirable or necessary (in the determination of the Administrative Agent, acting at the direction of the Required Lenders) to grant to the Administrative Agent a valid and enforceable first priority Lien.

“Foreign Jurisdiction” means any municipality, state, province, country, other political subdivision or similar designation other than the United States.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that has no material assets other than Equity Interests or Equity Interests and Indebtedness of one or more Foreign Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means (a) the government of the United States or (b) any other nation or jurisdiction, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA, (f) any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), and (g) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, the Subsidiaries of the Borrower that are not Excluded Subsidiaries as are or may from time to time become parties to this Agreement pursuant to Section 6.13.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

“GTRI License” means the Manufacturing and Collaboration Agreement between Gene Therapy Research Institution and Agilis Biotherapeutics, LLC (now PTC Therapeutics GT, Inc.) dated as of July 2017, including any and all amendments thereto ([**]).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Health Care Activities” means activities involving or related to research, development, manufacture, packaging, labeling, storage, testing, commercialization, import, export, distribution, promotion, marketing, product and patient support, funding by Borrower or its Subsidiaries of third party activities to advance science or promote access to health care, pricing and price reporting, sale, coverage and reimbursement of a pharmaceutical or biological product, including the Specified Products, by Government Reimbursement Programs or Private Programs or related services.

“Health Care Laws” means all Laws related to Health Care Activities applicable to the Borrower and each Subsidiary or by which any of their respective properties, operations, products or other assets is bound or affected, including: (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (b) the Public Health Service Act (42 U.S.C. §§ 262 et. seq), (c) fraud and abuse Laws such as the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et. seq.), the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion Laws (42 U.S.C. § 1320a-7), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58, and the health care fraud statute, 18 U.S.C. § 1347, the so-called federal “sunshine” law or Open Payments program (42 U.S.C. § 1320a-7h) and analogous state Laws requiring reporting of transfers of value between pharmaceutical manufacturers and members of the health care industry, state Laws regulating interactions between pharmaceutical manufacturers and members of the health care industry, (d) Laws regulating the purchase of any health care product or service by or on behalf of any Governmental Authority or other Person and the pricing, price reporting, discounting or rebating of such health care product or service such as the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the 340B Drug Pricing Program of the Public Health Services Act (42 U.S.C. § 256b), Medicare average sales price reporting (42 U.S.C. § 1395w-3a), , the VA Federal Supply Schedule (38 U.S.C. § 8126) or any applicable state pharmaceutical assistance program agreement or U.S. Department of Veterans Affairs agreement and any successor government programs, (e) Laws related any Government Reimbursement Program, including the Medicare statute (Title XVIII of the Social Security Act), including the Medicare Part D program and the Medicare Advantage program, the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), and the federal TRICARE statute (10 U.S.C. § 1071 et seq.), (f) Laws applicable to the manufacture or distribution of prescription drugs, including state Laws requiring licensure of pharmaceutical manufacturers and distributors; (g) coding, coverage, payment, or reimbursement of a health care product or service by a Government Reimbursement Program or private health care benefit program, (h) HIPAA and other federal, state or local Laws governing the privacy and security of health information or breach of same, (i) state consumer protections Laws, and (j), any and all other federal, state, local or foreign health care Laws applicable to the Company or any Company Subsidiary or affecting their respective businesses, including for each of the foregoing as amended, modified or supplemented from time to time, and any successor statutes thereto, together with any rules, regulations, policies and guidance promulgated or issued from time to time thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as the same may be amended, modified, or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Immaterial Subsidiary” means, on any date of determination, any Subsidiary of the Borrower that, together with its Subsidiaries, after eliminating intercompany obligations solely as between such Subsidiary and its Subsidiaries, as of the last day of the most recently ended Measurement Period, generated less than 5.00% of Consolidated revenues and holds less than 5.00% of Consolidated Total Assets of the Borrower and its Subsidiaries; provided, however, that if at any time there are Subsidiaries which are classified as “Immaterial Subsidiaries” but which collectively, as of the last day of the most recently ended Measurement Period, generated more than 5.00% of Consolidated revenues or held more than 5.00% of Consolidated Total Assets of the Borrower and its Subsidiaries, after eliminating intercompany obligations, then the Borrower shall promptly re-designate one or more of such Subsidiaries as not Immaterial Subsidiaries such that, after such designation hereunder, the Subsidiaries that are designated as Immaterial Subsidiaries did not, as of the last day of the most recently ended Measurement Period, generate more than 5.00% of Consolidated revenues and hold more than 5.00% of Consolidated Total Assets of the Borrower and its Subsidiaries. Notwithstanding the foregoing, no Subsidiary which holds any Specified Product IP or which holds any Equity Interests or other Investment in any Subsidiary of the Borrower which holds Specified Product IP shall be an Immaterial Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all reimbursement obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed);

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable or similar obligations, including accrued expenses owed to a trade creditor incurred in the ordinary course of business, (ii) accruals for payroll and other similar employee liabilities accrued in the ordinary course of business and (iii) royalty or milestone payments not yet due and payable), in each case, to the extent such obligations have become due and payable;

(e)            all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the lesser of the fair market value of such property (as determined in good faith by the Borrower at the date of determination) and the principal amount of such Indebtedness if recourse is solely to such property;

(f)            all Attributable Indebtedness in respect of Finance Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)            all obligations of such Person in respect of Disqualified Equity Interests or Convertible Debt; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) endorsements of checks or drafts arising in the ordinary course of business, (iii) Equity Interests of the Borrower to the extent not constituting Disqualified Equity Interest, (iv) any obligations in respect of any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, (v) purchase price adjustments, earn out, contingent or other deferred payment payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Investment or other acquisitions, in each case, to the extent such obligations have not become due and payable, (vi) non-compete or consulting obligations incurred in connection with Investments or other acquisitions until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (vii) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits or any deferred obligations incurred under ERISA until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (viii) deemed Indebtedness pursuant to Accounting Standards Codification 825 or 480 (formerly SFAS Nos. 133 or 150, respectively), (ix) installment payments or the deferred purchase price of property or services to the extent payable solely in Equity Interests (other than Disqualified Equity Interests) of the Borrower, (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (xi) notes or loans if (and so long as) proceeds are held in escrow pursuant to customary escrow arrangements pending the release thereof to repay, defease, redeem or satisfy and discharge such notes or loans, and (xii) notes that have been discharged or legally defeased under any indenture or similar agreement pursuant to customary discharge or defeasance provisions and such notes would not be a liability on the balance sheet of such Person in accordance with GAAP.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided that in the case of Indebtedness issued with original issue discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07(a).

“Initial Commitment” means, as to each Lender, its obligation to make Initial Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Initial Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Initial Commitments of all of the Lenders on the Closing Date shall be $300,000,000, which shall be funded on the Closing Date.

“Initial Loans” has the meaning specified in Section 2.01(a).

“Intellectual Property” means all (i) Patents and all patent applications of any type, registrations and renewals, reissues, reexaminations and patent rights in any lawful form thereof; (ii) Trademarks and all applications, registrations and renewals thereof; (iii) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals therefor; (iv) computer software, databases, data and documentation; (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information, including any such information included in or supporting Key Permits; (vi) proprietary financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information; (vii) other intellectual property or similar proprietary rights; (viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) any and all improvements, developments, refinements, additions or subtractions to any of the foregoing.

“Intercompany Debt” has the meaning specified in Section 7.02(d).

“Intercompany Note” shall mean that certain Intercompany Note, dated as of the Closing Date, by and among the Borrower and each Subsidiary of the Borrower.

“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such Term SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Reference Rate Loan to a SOFR Loan) and ending, one month, three months or six months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the Term SOFR Reference Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, three or six months after the date on which the Interest Period began, as applicable, and (e) the Borrower may not elect an Interest Period which will end after the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person); provided, however that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) (x) the amount of dividends or distributions actually received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents (not in excess of the amount of Investments originally made) and (y) any cancellation of any Investment in the form of a Guarantee (not in excess of the amount of Investment originally made). If the Borrower or any Subsidiary issues, sells or otherwise Disposes of Equity Interests of a Person that is a Subsidiary, such that after giving effect thereto such Person is no longer a Subsidiary, any Investment by the Borrower or any Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party that constitutes Collateral.

“IP Collateral” means all IP Rights (including, for the avoidance of doubt, the Specified Product IP) other than Excluded IP Rights.

“IP Rights” means, collectively, any Owned Intellectual Property and/or any Licensed Intellectual Property.

“Irish Loan Party” means PTC Therapeutics International Limited (company no. 545830) and any other Loan Party from time to time incorporated under the laws of Ireland.

“Irish Security Documents” means any Collateral Document which is governed by the laws of Ireland entered into at any time on or after the Closing Date by any Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.13.

“Joint Ventures” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Subsidiaries and (b) any Person in whom the Borrower or any of the Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Key Contracts” means (a) the [**], (b) the RPI Royalty Purchase Agreement, (c) the Shiratori License Agreement, (d) the Faes License Agreement, (e) the NTU License, (f) the GTRI License, (g) any contracts, agreements or licenses (including any contracts with a Governmental Authority) involving payments in excess of $[**] in any fiscal year, (h) any contract with a Governmental Authority to the extent the termination or breach thereof would reasonably be expected to materially and adversely affect the ability of a Loan Party to operate, commercialize or distribute in any jurisdiction that is material to the business of the Borrower and its Subsidiaries, taken as a whole, and (i) all other contracts, agreements or licenses, that the early termination, cancellation, loss, abandonment or other disposition of which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, in each case, as amended, supplemented or otherwise modified from time to time.

“Key Permits” means all Permits (a) relating to the Specified Products, and (b) necessary or required under the Health Care Laws, including without limitation, any Investigational New Drug applications, New Drugs Applications, drug establishment registrations and listings, orphan drug designations or approvals, and other designations, submissions, applications, or approvals.

“Knowledge” or “knowledge” shall mean and refer to (i) the actual knowledge of a Responsible Officer of any Loan Party or (ii) the knowledge that such Responsible Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties.   For the avoidance of doubt, “know”, “known” and “knew,” words, or phrases of similar import, relating to the knowledge or the awareness of any Loan Party used in this Agreement or any other Loan Document, shall have the respective correlative meaning thereto.

“Laws” means, collectively, all supranational, foreign, federal, state, local, provincial, municipal or other constitution, treaties, rules, legally binding regulatory policy statement, statute, law (including common law), ordinance, regulation, rule, code or similar requirement of law enacted, adopted, issued or promulgated by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their permitted successors and assigns in accordance with this Agreement.

“Lender Notice” has the meaning specified in Section 11.21.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Licensed Intellectual Property” means all Intellectual Property that is not Owned Intellectual Property, which is licensed to, or otherwise used or held for use, by the Borrower or any Subsidiary.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any Acquisition or similar Investment of or in any assets, business or Person permitted by this Agreement that the Borrower or one or more of its Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties as of such date maintained in accounts (other than the Reserve Account) in the United States that are not subject to any Liens other than Liens securing the Obligations, Liens permitted by Section 7.01(c) and bankers’ liens.

“Liquidity Increase Date” shall mean [**].

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) each Joinder Agreement, (e) the Fee Letter, (f) the Agency Fee Letter and (g) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which, in each case, shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Prepayment” has the meaning set forth in Section 2.03(b)(i).

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a)  the operations, business, assets, or financial condition of the Borrower and its Subsidiaries taken as a whole; or (b (i) the ability of the Loan Parties, taken as a whole, to perform their payment Obligations under the Loan Documents to which they are a party, (ii) the legality, validity, binding effect or enforceability against the Loan Parties of this Agreement or of the other Loan Documents to which they are a party, taken as whole or (iii) the rights and remedies of the Administrative Agent and the Lenders under any Loan Documents (other than due to the action or inaction of the Administrative Agent, the Lenders or any other Secured Party).

“Material Impact” means any of the following: (a) a Material Adverse Effect, or (b) a material adverse effect on the value of any Specified Product, the Collateral, or the Specified Product IP, in each case, taken as a whole; provided, that solely for purposes of Section 8.01(m), (1) a material adverse effect under the foregoing clause (b) shall arise solely where the applicable event or circumstance has resulted in, or is reasonably likely to result in, a reduction of 30% or more in aggregate revenues of the Borrower and its Subsidiaries from Specified Products, relative to the aggregate revenues of the Borrower and its Subsidiaries from Specified Products over the most recently completed four fiscal quarter period prior to the occurrence of such event or circumstance and (2) if such an event or circumstance arises on more than one occasion, such calculation shall be on a cumulative basis for all such events and circumstances since the Closing (e.g., if the first such event or circumstance results or is reasonably likely to result in a reduction of 20% of the revenues from Specified Products for the then most recently completed four fiscal quarter prior to such first occurring event or circumstance, and a later occurring such event or circumstance results or is reasonably likely to result in a reduction of 15% of the revenues from Specified Products for the then most recently completed four fiscal quarter period prior to such later occurring event or circumstance, the cumulative percentage shall be 35% for purposes of this definition).

“Material Real Property” means any fee-owned real property that is owned by any Loan Party with a fair market value in excess of $[**], as reasonably estimated by the Borrower in good faith.

“Maturity Date” means the date that is seven years from the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower for which financial statements have been delivered, or were required to have been delivered, pursuant Section 6.01.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee mortgages, deeds of trust and deeds executed by a Loan Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Mortgaged Property” means any Material Real Property of a Loan Party listed on Schedule 1.01(c) and, thereafter, shall include each other Material Real Property with respect to which a Mortgage is granted pursuant to Section 6.14(b).

“Mortgaged Property Support Documents” means, with respect to any real property subject to a Mortgage, the deliveries and documents described in Section 6.14(b) and Section 6.18(b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition (excluding, for the avoidance of doubt, any such amounts held in escrow), net of (a)  fees, costs and expenses incurred in connection therewith (including, without limitation, legal, accounting, recording, consultant, and investment banking fees and sales commissions), (b) taxes paid or reasonably estimated to be payable in connection therewith and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds, (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Lien on the assets subject to such Disposition or Involuntary Disposition other than any Indebtedness with a Lien ranking pari passu with or junior to the Lien securing the Obligations, together with any applicable premiums, penalties, interest or breakage costs, (d) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by any Loan Party after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (e) in the case of any Disposition or Involuntary Disposition by a Subsidiary that is a joint venture or other Subsidiary that is not a wholly owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to the minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Subsidiary as a result thereof, and it being understood that “Net Cash Proceeds” shall include, without limitation, (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Borrower or any Subsidiary in any such Disposition or Involuntary Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (d).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit G.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“NPL” means the National Priorities List under CERCLA.

“NTU License” means the License and Technology Transfer Agreement dated December 23, 2015, by and between National Taiwan University, Professor Wuh-Liang (Paul) Hwu, and Agilis Biotherapeutics, LLC, including any and all amendments thereto.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document and (b) all reasonable and documented out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include Erroneous Payment Subrogation Rights.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer Notice” has the meaning specified in Section 11.21.

“Officer’s Certificate” means a certificate substantially the form of Exhibit H or any other form approved by the Required Lenders.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outside Date” means April 27, 2024.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (solely or jointly with others) by the Borrower or any Subsidiary.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patent” means any patent, any type of patent application or invention disclosure, including all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, post-grant review by any Governmental Authority, renewals, extensions, adjustments, restorations, supplemental protection certificates and patent rights in any form and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.

“Patriot Act” has the meaning specified in Section 11.19.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permits” means any permit, approval, clearance, authorization, license, certificate, certification, concession, grant, franchise, variance, submission, notification, registration, amendment, supplement, exemption or permission obtained from or submitted to any Governmental Authority, including any Key Permit or Environmental Permit.

“Permitted Acquisition” means an Acquisition as to which the following conditions have been satisfied:

(a)            immediately before and after giving effect to such Acquisition, no Event of Default shall then exist or would exist after giving effect thereto; provided, that, in the case of an Acquisition that constitutes a Limited Condition Transaction, such condition shall be deemed satisfied so long as (i) no Event of Default is continuing as of the date the applicable definitive agreement in respect of such Limited Condition Transaction is entered into and (ii) no Event of Default is continuing as of the date such Limited Condition Transaction is consummated;

(b)            before and after giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in compliance with the Liquidity covenant set forth in Section 7.11; and

(c)            (i) the assets acquired shall be acquired by a Loan Party (except for any R&D License by a non-Loan Party), (ii) if an entity or entities are acquired, such entities shall become Loan Parties in accordance with the timing and documentation requirements of Section 6.13 and shall, unless constituting Excluded Property (subject to clause (iii) below), be pledged as Collateral pursuant to documentation, and with accompanying legal opinions or other deliverables or process, which confers a first ranking Lien on such assets, subject to Permitted Liens, in form and scope customary for the applicable jurisdiction and type of assets, and (iii) no Acquisition of assets constituting property described in clauses (c), (i), (l), (p) or (q) of the definition of Excluded Property shall be permitted pursuant to this definition.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s Equity Interests purchased by the Borrower in connection with the issuance of any Permitted Subordinated Debt that is Convertible Debt; provided that the premium paid by the Loan Parties for such Permitted Bond Hedge Transaction, less the proceeds received by the Loan Parties from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Permitted Subordinated Debt that is Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted License” means (a) any license or sublicense (whether non-exclusive or exclusive) or covenant not to sue that is in existence on the Closing Date and listed on Schedule 1.01(d); (b) as to Intellectual Property other than the Specified Product IP, any license or sublicense (whether non-exclusive or exclusive) or covenant not to sue; or (c) as to Specified Product IP, any license or sublicense (whether non-exclusive or exclusive) or covenant not to sue: (i) entered into in the ordinary course of business, solely to facilitate the development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution (the “Permitted Activities”) for any Specified Products on behalf of any Loan Party, or (ii) entered into for Permitted Activities and (A) solely between Loan Parties or between a Loan Party and a Permitted Licensee; (B) to the extent that the Specified Product IP includes PTC923, the license, sublicense, or covenant not to sue relates solely to the Permitted Activities for PTC923 outside of the PTC923 Major Markets; or (iii) to the extent that the Specified Product IP does not include PTC923, the license, sublicense, or covenant not to sue relates solely to Permitted Activities for Specified Product outside of the United States.

“Permitted Licensee” means any internationally recognized pharmaceutical or life sciences company with (i) market capitalization at the time any Permitted License is entered into in excess of $[**], and (ii) significant experience in the development and commercialization of treatment for rare diseases in the jurisdiction of the Permitted License.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Subordinated Debt” means Indebtedness issued by the Borrower (which may include, for the avoidance of doubt, Convertible Debt) that: (i) is unsecured and contractually subordinated to the Loans pursuant to documentation satisfactory to the Required Lenders, (ii) is not guaranteed by any Subsidiary of the Borrower, (iii) does not include any financial maintenance covenants and only includes covenants and defaults that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act), as determined by the Borrower in its good faith judgment, and (iv) does not require cash payments prior to, or have a scheduled maturity date earlier than, October 27, 2030, other than cash interest payments in an aggregate amount per fiscal year not to exceed $[**] less any payments made on Existing Convertible Debt in such fiscal year; provided, that at the time of the issuance of such Indebtedness (x) no Event of Default shall have occurred and be continuing or would result therefrom, and (y) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying to the satisfaction of all of the foregoing requirements.

“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase (or substantively equivalent derivative transaction) Borrower’s Equity Interests sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, fund, account, Governmental Authority or other entity.

“Phase 3 Positive Readout” means with respect to the Phase 3 trial for PTC923 (NCT05099640), the achievement of the primary endpoint in a statistically significant manner using the proposed primary analysis as defined in the final statistical analysis plan wherein the data from such trial demonstrates the safety and efficacy of PTC923 using the 60mg/kg dosing regimen and is reasonably likely to support PKU Regulatory Approval.

“PKU” means Phenylketonuria.

“PKU Regulatory Approval” means approval (whether accelerated or otherwise) from the FDA of a new drug application for PTC923 for the treatment of PKU on or prior to January 1, 2026.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in the U.S. Security Agreement and any other Equity Interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Loan Party and pledged pursuant to any Collateral Document.

“Prime Rate” means, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 70% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent (which determination shall be conclusive absent manifest error)) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent (which determination shall be conclusive absent manifest error)).

“Private Programs” means all third party payors, including, without limitation, managed care organizations, insurance companies, self-insured health plans, health maintenance organizations and preferred provider organizations, excluding Government Reimbursement Programs.

“Pro Forma Basis” means, with respect to the calculation of Consolidated Total Assets or Liquidity, that such calculation shall give pro forma effect to all payments (or receipts, excluding the proceeds of any Delayed Draw Term Loan) from a subject transaction or other proposed action; provided, that such payments with respect to any Permitted Acquisitions shall exclude payments which are calculated as a percentage of net sales or a comparable metric.

“PTC923” means that certain pharmaceutical product of the Borrower known by the non-proprietary name sepiapterin, which, as of the Closing Date, is being developed by Borrower for the treatment of phenylketonuria.

“PTC923 Major Markets” means [**].

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Control Agreement” means an agreement among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein; provided, that with regard to the Reserve Account, such agreement shall be a “fully blocked account” that provides the Administrative Agent with sole control.

“R&D License” means any inbound license entered into in the ordinary course of business for research and development (but not, for the avoidance of doubt, for commercialization) purposes with an acquisition cost of $[**] or less and which is not part of a larger transaction or series of transactions.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” has the meaning set forth in Section 2.03(b)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, investment committee members, accountants, agents, trustees, administrators, managers, advisors, consultants, attorneys, current or prospective investors, advisors, financing or funding sources, service providers and representatives of such Person and of such Person’s Affiliates; provided that “Related Parties” shall not include prospective investors for purposes of Sections 11.04(b), 11.04(c), 11.06(a), or 11.07(a) of this Agreement.

“Release” means any actual or threatened release, spill, emission, discharge, deposit, dispersal, disposal, leaking, pumping, pouring, dumping, emptying, placing, injection or leaching or migration into or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Account” has the meaning set forth in subpart (a) of Schedule 6.20.

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, chief financial officer, chief compliance officer, chief strategy officer, general counsel or controller of a Loan Party (and in the case of any Irish Loan Party, a director or secretary of such Irish Loan Party), and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party, the Administrative Agent and the Required Lenders. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent or the Required Lenders, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Required Lenders.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights (in each case, other than Permitted Warrant Transactions) to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding; provided, that the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Borrower or, following a merger event or other change of the common stock of Borrower, other securities or property) any Permitted Subordinated Debt (subject to Section 7.14), or the satisfaction of any condition that would permit or require any of the foregoing.

“[**]” means, [**].

“[**]” means [**].

“[**]” means, [**].

“[**]” shall mean [**].

“[**]” shall mean [**].

“[**]” means [**].

“[**]” shall mean [**].

“[**]” means [**].

“RPI Royalty Purchase Agreement” means that certain Royalty Purchase Agreement, dated as of July 17, 2020, by and among the Borrower, RPI 2019 Intermediate Finance Trust and Royalty Pharma plc.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by any Loan Party or any Subsidiary whereby any Loan Party or any Subsidiary transfers such property to a Person and any Loan Party or any Subsidiary leases it from such Person, other than leases between Loan Parties and their Subsidiaries.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“SEMS” means Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“Shiratori License Agreement” means the License Agreement dated February 8, 2015 by and between Shiratori Pharmaceutical Co., Ltd. And Censa Pharmaceuticals Inc., including any and all amendments thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit F.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the aggregate present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Key Contracts” means those agreements listed in clauses (a) through (f) of the definition of “Key Contracts”, in each case, as amended, supplemented or otherwise modified from time to time.

“Specified Product IP” means any and all Patents, Copyrights, Trademarks, trade secrets and other Intellectual Property recognized under applicable Law reasonably related to any Specified Products, in each case, such as that are necessary for, or reasonably useful to, the research, development, manufacture, commercialization, or other exploitation or defense of any Specified Products, in each case, during the term of this Agreement.

“Specified Products” means Translarna, Emflaza, Upstaza, PTC923 and, until the Vatiquinone Release Conditions are met, Vatiquinone, in each case, together with any other forms, formulations, or methods of delivery of any such products, and regardless of trade or brand name.

“Specified Products Business” has the meaning specified in Section 5.23(a).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the Closing Date, by and among the investors listed on Exhibit A thereto and the Borrower.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale/Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the greater of (a) 1.00% per annum or (b) the Term SOFR Reference Rate for a one-month, three-month or six-month tenor, as applicable, on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Adjustment” means a percentage per annum equal to 0.10% for any Interest Period.

“Third Party” means any Person other than the Borrower or any of its Subsidiaries.

“Threshold Amount” means $[**].

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Outstanding Amount of all Loans of such Lender at such time.

“Trade Date” has the meaning specified in Section 11.06(g)(i).

“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin, and all applications and registrations therefor, together with all of the goodwill associated therewith.

“Transactions” means, collectively, the execution and delivery of this Agreement and the other Loan Documents, and the funding of the Initial Loans and the Equity Issuance and the payment of fees and expenses incurred in connection therewith.

“Translarna” means that certain pharmaceutical product of the Borrower known by the non-proprietary name ataluren, which, as of the Closing Date, is being marketed by Borrower under the trade name Translarna for the treatment of Duchenne muscular dystrophy due to a nonsense mutation.

“Treasury Rate” means, as of any Calculation Date, the yield to maturity as of such Calculation Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Calculation Date to the applicable Make-Whole Terminal Date.

“TTM PTC 923 Revenue” means, with respect to a specified calculation date or test, the aggregate revenues, in accordance with GAAP, of the Borrower and its Subsidiaries from sales of PTC923 for the specified trailing twelve-month period.

“TTM Special Products Revenue” means, with respect to a specified calculation date or test, the aggregate revenues, in accordance with GAAP, of the Borrower and its Subsidiaries from sales of Specified Products for the specified trailing twelve-month period.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Upstaza” means that certain gene therapy product of the Borrower known by the non-proprietary name eladocagene exuparvovec, which, as of the Closing Date, is being marketed by Borrower under the trade name Upstaza for the treatment of aromatic L-amino acid decarboxylase deficiency.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means the pledge and security agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties, as amended, modified, extended, restated, replaced or supplemented from time to time.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“USPTO” means the United States Patent and Trademark Office.

“Vatiquinone” means that certain pharmaceutical product of the Borrower known by the non-proprietary name vatiquinone, which, as of the Closing Date, is being developed by Borrower under the product candidate name PTC-743 for the treatment of Friedreich ataxia and mitochondrial disease associated with seizures.

“Vatiquinone Regulatory Approval” means full approval (whether accelerated or otherwise) from the FDA of a new drug application for Vatiquinone for the treatment of either Friedreich ataxia or mitochondrial epilepsy.

“Vatiquinone Release Conditions” means the occurrence of both of the following (x) receipt of PKU Regulatory Approval and (y) TTM 923 Revenue with respect to PTC923 for any trailing twelve-month period ending on or before December 31, 2026 is greater than $[**].

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03        Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, (ii) obligations of a Person that are or would have been treated as operating leases or capital leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (Topic 842) (the “ASU”) shall continue to be accounted for as operating leases or capital leases (whether or not such operating lease obligations or capital lease obligations, as applicable, were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower, the Required Lenders or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)            Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.07        Rates.

The Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Reference Rate (or any other applicable benchmark), or whether or when there has occurred, or to give notice to any other party to this Agreement of the occurrence of (except as directed by the Required Lenders), any termination date relating to the Term SOFR Reference Rate, (ii) to select, determine or designate any alternative rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any other modifier to any alternative rate or (iv) to determine whether or what alternative rate changes are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Reference Rate (or any other applicable benchmark) and absence of a designated replacement benchmark, including as a result of any inability, delay, error or inaccuracy on the part of the Required Lenders in providing any direction, instruction, notice or information with respect thereto required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties by the Administrative Agent. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any alternate replacement index to the Term SOFR Reference Rate, including without limitation, whether the composition or characteristics of any such alternate replacement index to the Term SOFR Reference Rate will be similar to, or produce the same value or economic equivalence of, the Term SOFR Reference Rate or have the same volume or liquidity as did the Term SOFR Reference Rate prior to its discontinuance or unavailability, except for performance or non-performance of its duties and obligations with respect thereto that are expressly set forth herein.

1.08        Limited Condition Transactions.

For purposes of (i) determining compliance with any provision of this Agreement or the other Loan Documents which requires the calculation of any ratio, (ii) determining the accuracy of any representations or warranties or determining whether any Default or Event of Default has occurred or (iii) testing availability under baskets set forth in this Agreement or the other Loan Documents, in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (such date, the “LCT Test Date”), and if, on a Pro Forma Basis after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Measurement Period, as applicable, ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated, and (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated and tested on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement for such Limited Condition Transaction has been terminated. For the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of changes in such ratio or amount, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such changes solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

1.09        Irish Terms.

(a)            Dissolution of an Irish Loan Party includes such entity being struck off the Register of Companies in Ireland.

(b)            Enforcing (or any derivation) the Collateral includes the appointment of an administrator, examiner or process advisor (or any analogous officer in any jurisdiction) of an Irish Loan Party by the Administrative Agent.

(c)            An examiner means an examiner (including any interim examiner) appointed under section 509 of the Companies Act (Ireland) and examinership shall be construed accordingly.

(d)            Process advisor means a person appointed or acting as a process advisor within the meaning of section 558A(1) of the Companies Act (Ireland).

(e)            A rescue process means the rescue process for small and micro companies contemplated by Part 10A of the Companies Act (Ireland).

(f)            A person being unable to pay its debts includes that person being unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act (Ireland).

Article II

COMMITMENTS AND BORROWINGS

2.01        Loans.

(a)            Initial Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make on the Closing Date Loans to the Borrower, in Dollars, in an amount equal to its Initial Commitment (the “Initial Loans”). The funding of the Initial Loans shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Initial Commitments. The Initial Commitments shall be reduced by the funding of the Initial Loans, and amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)            Delayed Draw Borrowings. Subject to the terms and conditions set forth herein, each Lender severally agrees to make one or more Loans to the Borrower, in Dollars, on any Business Day during the Delayed Draw Availability Period in an amount not to exceed its remaining Delayed Draw Commitment as of the applicable Delayed Draw Funding Date ( “Delayed Draw Loans”); provided, that there shall be no more than 3 separate Delayed Draw Funding Dates, and each funding of Delayed Draw Loans shall be in an aggregate amount of not less than $50,000,000 or the then-remaining amount of the Delayed Draw Commitments. The Delayed Draw Loans shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Delayed Draw Commitments as of the applicable Delayed Draw Funding Date. The Delayed Draw Commitments shall be reduced by each funding of Delayed Draw Loans, and amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)            Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which notice shall be given by a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (x) ten (10) Business Days prior to the requested date of any Borrowing and (y) three (3) Business Days prior to the requested date of any conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Loans (in each case, or such shorter period as may be agreed by the Administrative Agent and the Required Lenders). Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding). Each Loan Notice shall specify (I) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be (and the Class of Loans to which such Borrowing, conversion or continuation applies), (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (III) the principal amount of Loans to be borrowed, converted or continued, (IV) the Type of Loans to be borrowed or to which existing Loans are to be converted or the SOFR Loans to be continued, (V) if applicable, the duration of the Interest Period with respect thereto, and (VI) in the case of a Borrowing, the wiring information of the Borrower’s account to which funds are to be disbursed. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)            Advances. Following receipt of a Loan Notice for a Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds to the Administrative Agent’s Account not later than 12:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in (x) with respect to the Initial Loans, Section 4.01, and (y) with respect to the Delayed Draw Loans, Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds to the account of the Borrower specified in the applicable Loan Notice.

(c)            SOFR Loans. Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding SOFR Loans be converted immediately to Base Rate Loans.

(d)            Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e)            Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect.

(f)             Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.03        Prepayments.

(a)            Optional.

(i)            The Borrower may, by delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part subject to payment of the Applicable Premium, and to Section 3.05, but otherwise without any other premium or penalty; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment of any Loans; and (B) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the Notice of Loan Prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked or postponed by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)            Mandatory.

(i)            Dispositions and Involuntary Dispositions. The Borrower shall apply 100% of the Net Cash Proceeds received by the Loan Parties from Dispositions of Collateral pursuant to Section 7.05(f), (g) and (h) and Involuntary Dispositions of Collateral to the prepayment of the Loans, within ten (10) Business Days of the receipt of such Net Cash Proceeds; provided, that the first $[**] in the aggregate of such Net Cash Proceeds shall be excluded from this prepayment requirement.

(ii)           Debt Issuance. Within one (1) Business Day of the receipt by the Borrower or any Subsidiary of Net Cash Proceeds of any issuance of Indebtedness not permitted by Section 7.02, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c)            Prepayments. Each prepayment of Loans pursuant to the provisions of this Section 2.03 shall be applied first to the Initial Loans and then to Delayed Draw Loans in direct order of the funding date of such Delayed Draw Loans. All prepayments under this Section 2.03 shall be accompanied by the Applicable Premium and any amounts required under Section 3.05, and shall be accompanied by accrued and unpaid interest on the principal amount prepaid. The Applicable Premium shall be fully earned, and due and payable, on the date of the applicable prepayment, or, if earlier, on the date such prepayment is required to be made, and shall be non-refundable. The Loan Parties acknowledge and agree that the Applicable Premium is not intended to act as a penalty or to punish the Loan Parties for any such prepayment or amendment.

(d)            Option to Decline. Any mandatory prepayment may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any Mandatory Prepayments, by providing notice to Administrative Agent no later than 11:00 a.m. (New York, NY time) one (1) Business Day (or such other date acceptable to Administrative Agent) prior to the date of such prepayment. Each such notice from a Lender shall specify the principal amount of the Mandatory Prepayment to be rejected by such Lender. If a Lender fails to deliver such notice to Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Mandatory Prepayment to be rejected, any such failure will be deemed an acceptance of the total amount of such Mandatory Prepayment. If a Lender chooses not to accept payment in respect of a Mandatory Prepayment in whole or in part on or before the date otherwise due hereunder, such declined proceeds shall be retained by the Loan Parties.

(e)            Notice of Prepayments. The Borrower shall notify the Administrative Agent in writing of any prepayment pursuant to Section 2.03 in the form of Notice of Loan Prepayment not later than 11:00 a.m. three (3) Business Days before the date of such prepayment. Each such notice shall specify the prepayment date, the amount of the prepayment and the Loans being prepaid and shall contain a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence of any Event of Default (including by operation of law or otherwise), the Applicable Premium will also be due and payable and shall constitute part of the Obligations for all purposes herein. The Applicable Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT, THE ACCRUAL OR COLLECTION OF THE APPLICABLE PREMIUM. The Loan Parties expressly agree that (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market interest rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph, (v) the Loan Parties’ agreement to pay the Applicable Premium is a material inducement to the Lenders to make the Loans, and (vi) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders, not a penalty, and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders.

2.04        Termination or Reduction of Commitments.

(a)            Optional. On any date prior to the expiration of the Delayed Draw Availability Period, the Borrower may elect to permanently reduce all or a portion of the undrawn Delayed Draw Commitments upon notice to the Administrative Agent and the Required Lenders; provided, that any such notice shall be received by the Administrative Agent and the Required Lenders no later than 11:00 a.m. three (3) Business Days prior to the date of reduction; provided further that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked or postponed by the Borrower (by written notice to the Administrative Agent and the Required Lenders on or prior to the specified effective date) if such condition is not satisfied.

(b)            Mandatory.

(i)            The aggregate Initial Commitments shall be automatically and permanently reduced to zero on the Closing Date following the funding of the Initial Loans.

(ii)           The aggregate Delayed Draw Commitments shall be automatically and permanently reduced by each funding of Delayed Draw Loans.

(c)            Outside Date. If the conditions in Section 4.02 have not been satisfied as of the Outside Date (unless extended by the Required Lenders and the Borrower in their sole discretion and the Administrative Agent has been notified in writing by the Borrower or the Required Lenders of such extension), any portion of the Delayed Draw Commitments that remain outstanding shall be automatically terminated.

2.05        Maturity.

On the Maturity Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, the outstanding principal amount of all Loans together with all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder, including the Applicable Premium, if any, with respect to the Delayed Draw Loans.

2.06        Interest and Default Rate.

(a)            Interest. Subject to the provisions of Section 2.06(b), the unpaid principal amount of e Loan shall bear interest at a rate per annum equal to the Applicable Rate, in each case from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise).

(b)            Default Rate. While any Event of Default exists, unless waived by the Required Lenders, all Obligations shall accrue at a rate per annum equal to the Default Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on each subsequent Interest Payment Date or otherwise promptly upon demand.

(c)            Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07        Fees.

(a)           Agency Fee Letter. The Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Agency Fee Letter.

(b)           Fee Letter. The Borrower shall pay to the Lenders, for their own account, fees in the amounts and at the times specified in the Fee Letter.

2.08        Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Adjusted Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the methodology used by the Administrative Agent in determining any interest rate hereunder.

2.09        Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower, the Borrower shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10        Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the Administrative Agent’s Account in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. shall, in the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, such payment shall be due and payable on the next following Business Day unless the result of such extension would be to extend such payment into another calendar month, in which case, such payment shall be made on the immediately preceding Business Day.

(b)           Funding by Lenders; Presumption by Administrative Agent.

(i)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, but shall have no obligation to do so, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, but shall have no obligation to do so, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of fees under Section 2.07 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the applicable Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

2.11        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent and the Required Lenders of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12        Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Required Lenders as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder and under the other Loan Documents; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Required Lenders; third, if so determined by the Required Lenders and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 or Section 4.02, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Required Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13        Discretionary Incremental Facility.

By written notice to the Administrative Agent and the Required Lenders, the Borrower may request from the Lenders, on one or more occasions, additional funding in an aggregate amount of up to $500,000,000 (if such request is approved as provided below, “Incremental Commitments”); provided that (i) the terms and conditions, including the use of proceeds, and form of any Incremental Commitments shall be subject to the consent of the Required Lenders, in its sole discretion; (ii) no Lender will have an obligation to provide any portion of the Incremental Commitments, and (iii) the Incremental Commitments shall be made on terms and conditions, and in a form, as agreed between the Borrower and the Lenders providing such Incremental Commitments. In the event that any such Incremental Commitments are approved, and to the extent the form is an increase in the Commitments hereunder, this Agreement shall be amended to reflect the terms thereof, with such amendment being subject to the consent of the Required Lenders, the Borrower and the Administrative Agent.

Article III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)            Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any such withholdings or deductions (including such withholdings or deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent or the Required Lenders timely reimburse it for the payment of, any Other Taxes.

(d)            Tax Indemnifications.

(i)            Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)           Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.

(f)             Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W–8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable); or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E (or W–8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I–2 or Exhibit I–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I–4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01, including any payments of additional amounts pursuant to this Section 3.01, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02        Changes in Law; Impracticability or Illegality.

(a)            In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans or to continue such funding or maintaining, or to determine or charge interest rates at Adjusted Term SOFR, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any SOFR Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such SOFR Loans, and interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans of the same type hereunder, and (ii) the Borrower shall not be entitled to elect the SOFR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(b)            The obligations of the Loan Parties under this Section 3.02 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.03         Benchmark Replacement.

(a)            Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Required Lenders may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. The parties shall use commercially reasonable efforts to satisfy any applicable IRS guidance, including Treasury Regulation Section 1.1001-6 and any future guidance, to the effect that the implementation of a Benchmark Replacement will not result in a deemed exchange for U.S. federal income tax purposes of any Loan under this Agreement for U.S. federal income tax purposes.

(b)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement (and the Lenders hereby (i) authorize and direct the Administrative Agent to make any Conforming Changes (and to enter into any modifications to this Agreement or the other Loan Documents implementing such Conforming Changes) that have been consented or agreed to by the Required Lenders, or in respect of which the Administrative Agent has received a direction from the Required Lenders to implement, and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any Conforming Changes (or in entering into any modifications to this Agreement or the other Loan Documents implementing the same) that have been consented or agreed to by the Required Lenders, or in respect of which the Administrative Agent has received a direction from the Required Lenders to implement).

(c)            Any determination, decision or election that may be made by the Administrative Agent and the Required Lenders pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document.

(d)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.

3.04        Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding anything to the contrary in this Section 3.04(a), it shall be a condition to any Lender’s exercise of its rights, if any, under this Section 3.04(a) that such Lender shall generally be exercising similar rights with respect to borrowers under similar agreements.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or holding company for any such reduction suffered. Notwithstanding anything to the contrary in this Section 3.04(b), it shall be a condition to any Lender’s exercise of its rights, if any, under this Section 3.04(b) that such Lender shall generally be exercising similar rights with respect to borrowers under similar agreements.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            [Reserved].

(e)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05         Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent and the Required Lenders) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than lost profits) incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)            any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, gives a notice pursuant to Section 3.02 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender (and, in the case of a Lender that gives a notice pursuant to Section 3.02, with the consent of the Required Lenders) in accordance with Section 11.13.

3.07        Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Required Lenders and the Facility Termination Date.

Article IV

CONDITIONS PRECEDENT

4.01        Conditions of Effectiveness and the Borrowing of Initial Loans.

The effectiveness of this Agreement and the obligation of each Lender to make its portion of the Initial Loan hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a)            Execution of Credit Agreement; Loan Documents. The Administrative Agent and the Lenders shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, (ii) for the account of each Lender that has requested a Note prior to the Closing Date, a Note executed by the Borrower, (iii) counterparts of the U.S. Security Agreement executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iv) counterparts of the Agency Fee Letter (which shall only be provided to the Administrative Agent, and not the Lenders), the Fee Letter, and any other Loan Documents to be entered into on the Closing Date.

(b)            Officer’s Certificate. The Administrative Agent and the Lenders shall have received an Officer’s Certificate dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing (to the extent such concept is applicable in the corresponding jurisdiction), existence or its equivalent of each Loan Party in its jurisdiction of formation or incorporation and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party, and certifying as to the satisfaction of the conditions set forth in this Section 4.01 (other than those constituting the satisfaction of the Administrative Agent or any Lender) to the funding of Initial Loans on the Closing Date. In respect of any Irish Loan Party, the Officer’s Certificate shall further certify that it and each other Loan Party constitute a group of companies for the purposes of section 239 of the Companies Act (Ireland) and that it has done all that is necessary to comply with section 82 of the Companies Act (Ireland) in order to enable such Loan Party to enter into the Loan Documents and perform its obligations under the Loan Documents.

(c)            Legal Opinions of Counsel. The Administrative Agent and the Lenders shall have received a customary opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders party to this Agreement on the Closing Date.

(d)            Personal Property Collateral. The Administrative Agent and the Lenders shall have received:

(i)            (A) searches of UCC filings (or equivalent) in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral and copies of the financing statements on file in such jurisdictions and (B) tax lien, judgment, bankruptcy and insolvency searches;

(ii)           searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent or the Required Lenders prior to the Closing Date in order to perfect the Administrative Agent’s security interest in the Intellectual Property; and

(iii)          forms of UCC financing statements for each appropriate jurisdiction as is necessary, in the Required Lenders’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(e)            Insurance. The Administrative Agent and the Lenders shall have received copies of insurance certificates evidencing insurance meeting the requirements set forth herein or in the Collateral Documents.

(f)            Solvency Certificate. The Administrative Agent and the Lenders shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the Solvency of the Borrower and its Subsidiaries, on a Consolidated basis, after giving effect to the transactions contemplated hereby.

(g)            Anti-Money-Laundering; Beneficial Ownership. Upon the reasonable request of the Administrative Agent, the Required Lenders or any other Lender made at least five (5) Business Days prior to the Closing Date, the Borrower shall have provided to the Administrative Agent, the Required Lenders or such other Lender or the Required Lenders the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(h)            Consents. The Administrative Agent and the Lenders shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(i)             Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses owing hereunder or under the Agency Fee Letter and under the Fee Letter on the Closing Date, but, in the case of expenses, only to the extent invoiced prior to the Closing Date.

(j)             Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Borrowing, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except that for purposes of this Section 4.01, the representations and warranties contained in Sections 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a).

(k)            Default. No Default shall exist, or would immediately result from such proposed Borrowing or from the application of the proceeds thereof.

(l)             Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(m)           Equity Issuance. The Equity Issuance shall have been consummated, or shall be consummated simultaneously with the funding of the Initial Loans pursuant to the terms of the Stock Purchase Agreement.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01 and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Required Lenders or any Lender unless the Administrative Agent shall have received notice from the Required Lenders or such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to Borrowing of Delayed Draw Loans.

The obligation of each Lender to honor a Loan Notice with respect to each Borrowing of Delayed Draw Loans is subject to the following conditions precedent:

(a)            Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Borrowing, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a).

(b)            Default. No Default shall exist, or would immediately result from such proposed Borrowing or from the application of the proceeds thereof.

(c)            Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses owing hereunder or under the Fee Letter with respect to such funding of Delayed Draw Loans, but, in the case of expenses, only to the extent invoiced prior to the Closing Date.

(d)            Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(e)            Liquidity. Liquidity, both before, and immediately after giving effect to such funding and the proposed use of proceeds, shall not be less than (i) prior to the Liquidity Increase Date, $100,000,000 and (ii) from and after the Liquidity Increase Date, $200,000,000; provided that, for the avoidance of doubt, the proceeds to be received in respect of a Borrowing of any Delayed Draw Loans shall not be included in the calculation of Liquidity under this Section 4.02(e) for purposes of meeting the condition precedent to the making of such Delayed Draw Loans.

(f)             TTM Revenue. With respect to any proposed funding of Delayed Draw Loans after March 31, 2023, TTM Special Products Revenue for the twelve-month period ending with the most recent month ended prior to the proposed funding date shall be at least $[**].

(g)            Phase 3 Positive Readout. Either (i) the Phase 3 Positive Readout shall have been received or (ii) $[**] shall have been deposited in the Reserve Account in accordance with Schedule 6.20 (for the avoidance of doubt, prior to any funding of the Delayed Draw Loans).

(h)            Officer’s Certificate. The Administrative Agent and the Lenders shall have received an Officer’s Certificate dated the proposed funding date, certifying as to the satisfaction of the conditions to such funding, with supporting calculations and documentation in form and substance reasonably satisfactory to the Required Lenders.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

Article V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01        Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease Collateral it owns and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties constituting Collateral of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property constituting Collateral is subject; or (c) violate any Applicable Law, except in the case of this Section 5.02(c), with respect to any conflict, breach, violation, or payment, to the extent that such conflict, breach, violation, or payment would not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings to perfect the Liens created by the Collateral Documents (including, in respect of Irish Security Documents, compliance with the procedure under section 409(3) or 409(4) of the Companies Act (Ireland) and section 1001(3A) of the Taxes Consolidation Act 1997 of Ireland), (iii) filings by the Borrower required under applicable securities laws and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04        Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, examinership, rescue process or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05        Financial Statements; No Material Adverse Effect.

(a)            Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and comprehensive loss, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)            Material Adverse Effect. Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06        Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07        [Reserved].

5.08        Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, subject to Permitted Liens and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09        Environmental Matters.

(a)            (A) except as could not reasonably be expected to result in material liability to any Loan Party or any of its Subsidiaries, none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the SEMS list; (B) except as would not have a Material Adverse Effect, as of the Closing Date, to the knowledge of the Loan Parties and their Subsidiaries, there is no asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; (C) except as would not have a Material Adverse Effect, there has not been a Release of Hazardous Materials on, at, under or from any property currently, or to the knowledge of the Loan Parties and their Subsidiaries, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, or otherwise arising from the operations of any Loan Party or any of its Subsidiaries; and (D) except as would not have a Material Adverse Effect, no Environmental Claim is pending or, to the knowledge of the Loan Parties and their Subsidiaries, threatened, with respect to or in connection with any Loan Party or any of its Subsidiaries or any real properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries;

(b)            (A) except as would not have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (B) except as would not have a Material Adverse Effect, all Hazardous Materials generated, used, treated, handled, stored, or transported by or on behalf of any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries; and

(c)            except as would not have a Material Adverse Effect, each of the Loan Parties and their respective Subsidiaries is, and within the period of all applicable statutes of limitation has been, in compliance with all Environmental Laws (which compliance includes, but is not limited to, the possession of all Environmental Permits and compliance with the terms and conditions thereof).

5.10        Insurance.

The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11        Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary (other than any tax sharing agreement solely between Borrower and one or more of its Subsidiaries).

5.12        ERISA Compliance.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws except as would not have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS except as would not have a Material Adverse Effect. To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status except as would not have a Material Adverse Effect.

(b)            There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan except as would not have a Material Adverse Effect; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date except as would not have a Material Adverse Effect; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid except as would not have a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA except as would not have a Material Adverse Effect; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan except as would not have a Material Adverse Effect.

(d)            Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)            All pension schemes operated by any Irish Loan Party are operated or provided on a defined contribution basis.

5.13        Margin Regulations; Investment Company Act.

(a)            Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)            Investment Company Act. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

5.14        Disclosure.

(a)            No report, financial statement, certificate or other written information with respect to the Borrower or its Subsidiaries furnished by or on behalf of any Loan Party to the Administrative Agent, the Required Lenders or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished and other than projected financial information, pro forma information and information of a general economic or industry nature), when taken as a whole and when furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma information each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

(b)            As of the Closing Date, the Immaterial Subsidiaries of the Borrower are listed on Schedule 5.14(b)(i) hereto. The Borrower does not own or hold, directly or indirectly, any Equity Interests of any Person other than the Investments listed on Schedule 5.14(b)(ii).

5.15        Compliance with Laws.

The Borrower and each Subsidiary is in compliance with all Applicable Laws, except in such instances in which (i) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.16        Solvency.

The Borrower and its Subsidiaries are Solvent on a Consolidated basis.

5.17        Reserved.

5.18        Sanctions Concerns and Anti-Corruption Laws.

(a)            Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located (except for sporadic personal travel by individuals, not engaged in business for the Borrower or its Subsidiaries), organized, incorporated or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b)            Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Criminal Justice (Corruption Offences) Act 2018 of Ireland, as amended and the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 to 2021 of Ireland and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.19        EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

5.20        Covered Entities.

No Loan Party is a Covered Entity.

5.21        Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects as of the date when furnished.

5.22        Reserved.

5.23        Intellectual Property; Licenses, Etc.

(a)            Each Loan Party owns, or possesses the right to use, all of the IP Collateral that are used in or reasonably necessary for the development, manufacture, and commercialization of the Specified Products (“Specified Products Business”), and no IP Collateral is owned or in-licensed by any Affiliate of the Borrower that is not a Loan Party. To Borrower’s knowledge, the Loan’s Party’s rights in and to the IP Collateral do not conflict with the rights of any other Person.

(b)            Schedule 5.23(b) sets forth a true, correct and complete listing, under separate headings, of all written Contractual Obligations under which any Loan Party or any of its Subsidiaries (i) has received a license or other right to practice or use any IP Collateral that any other Person owns, or (ii) owes any royalties or other payments to any Person for the use of any IP Collateral, or (iii) has granted any Person any right or interest in any IP Collateral in return for royalties or other payments, excluding, in the case of each of clause (i)-(iii), Contractual Obligations that are (x) not material or (y) entered into in the ordinary course of business and which do not include any right to commercialize any Specified Product (which, for the avoidance of doubt, includes investigator-initiated study agreements and material transfer agreements related to research, in both cases entered into in the ordinary course of business); provided, however, that, the Borrower may update Schedule 5.23(b) as of the date of borrowing of any Delayed Draw Loans.

(c)            Schedule 5.23(c) sets forth a complete and accurate list of all of the IP Collateral that are U.S. (federal or state) and foreign (i) issued Patents and any Patent applications, (ii) registered and material unregistered Trademarks (including domain names) and any pending registrations for Trademarks, and (iii) any other registered Owned Intellectual Property or Licensed Intellectual Property. For each item of Intellectual Property listed on Schedule 5.23(c), the Borrower has, where relevant, indicated (A) the countries in each case in which such item is registered, (B) the application numbers, (C) the registration or patent numbers, (D) with respect to Patents for which an extension of term has been filed for or granted, the expected expiration date of such Patents and (E) the owner of such item of Intellectual Property and, if licensed to any Loan Party, the applicable agreement pursuant to which the Intellectual Property is so licensed. Except as identified in Schedule 5.23(c), (1) with respect to the IP Collateral, the owner listed on Schedule 5.23(c) is the exclusive owner of such registration or application; (2) to the Borrower’s knowledge, the registrations of the IP Collateral that is Owned Intellectual Property are valid, subsisting and enforceable; (3) with respect to the IP Collateral that is Owned Intellectual Property, none of those registrations or applications have lapsed or been abandoned, cancelled or expired; (4) solely with respect to such registrations or applications within the IP Collateral that is Owned Intellectual Property, such Loan Party has taken commercially reasonable steps to maintain such registrations or applications, including by paying filing fees and submitting responses prior to final deadlines; and (5) solely with respect to such registrations or applications within the IP Collateral that is Owned Intellectual Property, each individual (including, to the Borrower’s knowledge, individuals not employed by a Loan Party) associated with the filing and prosecution of such registrations or applications, including the named inventors, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the USPTO, in those jurisdictions where such duties exist. The Borrower shall update Schedule 5.23(c) as of the date of borrowing of any Delayed Draw Loans, and shall make the foregoing representations with respect to, all IP Collateral.

(d)            Other than those listed in Schedule 5.23(d), there is no opposition, interference, reexamination, inter partes review, post-grant review, derivation or other post-grant proceeding, injunction, claim, suit, action, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, proceeding or claim (collectively, “Disputes”) to which a Loan Party or a Subsidiary is a party or in which any of the Licensed Intellectual Property or Owned Intellectual Property is involved (or, to the Borrower’s knowledge, to which a Loan Party or a Subsidiary is not a party) that is pending or, to Borrower’s knowledge, currently threatened, that challenges the legality, scope, validity, enforceability, infringement, ownership, inventorship or other rights with respect to any of the IP Collateral, except, in each case, as may arise in the ordinary, day-to-day course of prosecution of intellectual property applications and registrations. As of the Closing Date, no Loan Party or Subsidiary has received any written notice that there is any, and to the Borrower’s knowledge there is no, Person who is or claims to be an inventor under any Patent included in the IP Collateral who is not a named inventor thereof. The Borrower shall update Schedule 5.23(d) as of the date of borrowing of any Delayed Draw Loans.

(e)            To the knowledge of the Borrower, neither the Specified Products Business of the Loan Parties as currently conducted, nor the discovery, development, manufacture, use, import, export or commercialization of any Specified Product or any other product, or related service, process, method, substance, part or other material now used by any Loan Party or any of its Subsidiaries in the Specified Products Business or otherwise infringes, misappropriates or otherwise violates any IP Rights held by any other Person in any material respect,. There is no pending or, to the knowledge of the Borrower, threatened, and, to the knowledge of the Borrower, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any reasonable action, suit, or proceeding, or any investigation or claim by any Person that claims or alleges that the discovery, development, manufacture, use, import, export or commercialization of any Specified Product anywhere in the world infringes on any Patent or other IP Rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other Intellectual Property rights in any material respect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary in connection with the Specified Products Business infringes upon any rights held by any other Person in any material respect. Except as would not reasonably be expected to have a Material Impact, to the Borrower’s knowledge, no third party is infringing, misappropriating or otherwise violating any IP Collateral owned or used by any Loan Party, or any of their respective licensees.

(f)            Except as disclosed in Schedule 5.23(f), no Loan Party or any of its Subsidiaries has entered into any Contractual Obligation (other than this Agreement and the other Loan Documents) (i) creating a lien, charge, security interest or other encumbrance on, the IP Collateral (other than Permitted Licenses entered into after the Closing Date) or any royalties on, or proceeds from, sales of any Specified Product, (ii) pursuant to which a Loan Party or any of its Subsidiaries has sold, transferred, assigned or pledged to any Person royalties on, or proceeds from, sales of any Specified Product or (iii) except in connection with a Permitted Acquisition, providing for milestone payments or similar development, commercialization or intellectual property-related payments by a Loan Party to any Person applicable (or that with further development and commercialization may become applicable) to any Specified Product. To the knowledge of the Borrower, no Third Party has created a lien, charge, security interest or other encumbrance on, the IP Collateral (other than Permitted Licenses entered into after the Closing Date).

(g)            The Borrower owns, has a valid license or rights in any other form to all rights associated with the Owned Intellectual Property and Licensed Intellectual Property (as applicable), and the Borrower owns the Owned Intellectual Property and holds, to the knowledge of the Borrower, its rights under the Licensed Intellectual Property, in each case of Licensed Intellectual Property, that constitutes IP Collateral, in each case, free and clear of any and all Liens (other than Permitted Licenses entered into after the Closing Date) and, in the case, of the Owned Intellectual Property, any ownership interest of any other person. No Owned Intellectual Property or Licensed Intellectual Property that constitutes IP Collateral has been forfeited, cancelled, or abandoned due to any act or omission of a Borrower or any of its Subsidiaries, other than immaterial IP Collateral abandoned in the ordinary course of business consistent with past practice and the practices of similarly-sized companies in the same industry as Borrower and its Subsidiaries.

(h)            With respect to each license agreement listed on Schedule 5.23(b), such license agreement (i) is in full force and effect and is binding upon and enforceable against the Borrower and the Subsidiaries party thereto and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified, except as set forth on Schedule 5.23(b), and (iii) has not, to the knowledge of the Borrower, suffered a default or breach thereunder. To the knowledge of the Borrower, none of the Borrower or any of the Subsidiaries has taken or omitted to take any action that would permit any other Person party to any such license agreement to have, and no such Person otherwise has, any defenses, counterclaims, termination rights or rights of setoff thereunder.

(i)            None of the Borrower or any of its Subsidiaries has received written notice from any Third Party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Specified Product) infringes, violates misappropriate or conflicts with (or may infringe, misappropriate, violate or conflict with) any Intellectual Property of that Third Party, in each case, (x) as of the Closing Date, in any respect and (y) as of the date of borrowing of any Delayed Draw Loans, in any material respect with respect to the conduct of its business related to any Specified Product.

5.24        Labor Matters.

As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Domestic Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

5.25        Regulatory Matters.

(a)            Each of the Borrower and the Subsidiaries has all Permits from the FDA or other Governmental Authority necessary or required to conduct its business as currently conducted (including for the manufacture, distribution, and sale of the Specified Products), and each such Permit is valid and subsisting in full force and effect, and there are no breaches, violations, or defaults thereunder, in each case, except where the failure to do so would not reasonably be expected to be material to the Borrower and its Subsidiaries, taken as a whole. Neither the Borrower nor the Subsidiaries has received written notice that the FDA or any other Governmental Authority is considering, limiting, suspending, or revoking such Permits, alleging any deficiencies, breaches, violations, or defaults under such Permits, or changing the marketing classification or labeling of any Specified Products under such Permits that, in each case, would reasonably be expected to be material to the Borrower and its Subsidiary, taken as a whole. To the knowledge of the Borrower and the Subsidiaries,, (i) there is no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit, other than expiration of any such Permit, (ii) there is no false or materially misleading information or significant omission in any Specified Product application or other required notification, submission or report to the FDA or other Governmental Authority that was not corrected by subsequent submission, (iv) all fees and charges presently due with respect to such Permits have been paid in full, and each of the Borrower and the Subsidiaries has timely submitted all renewal applications, reports, registration and other documents required to be filed, paid all taxes, fees and other assessments, and taken such other steps reasonably necessary to maintain all such Permits in full force and effect, and (v) there are no open surveys with respect to any of the Permits for which the appropriate Governmental Authority or other Person has not accepted a plan of correction from the Borrower or any Subsidiary, as applicable, except, in each case of the foregoing, as would not reasonably be expected to be material to the Borrower and its Subsidiaries, taken as a whole. Neither Borrower nor the Subsidiaries has failed to fulfill and perform its obligations which are due under each such Permit, and no event has occurred which would constitute a breach or default by a Borrower or the Subsidiaries under any such Permit, in each case that would reasonably be expected to be material to Borrower and its Subsidiaries, taken as a whole. To the knowledge of the Borrower and the Subsidiaries, any Third Party that is engaged by the Borrower or any Subsidiary in Health Care Activities related to the Specified Products is in compliance in all material respects with all applicable Health Care Laws and Permits insofar as they pertain to the Specified Products except as would not reasonably be expected to be material to Borrower and its Subsidiaries, taken as a whole. The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair the Borrower’s or any Subsidiary’s ownership of or rights under (or the license or other right to use, as the case may be) any Permits relating to the Specified Products.

(b)            All Health Care Activities related to the Specified Products have been and are in material compliance in all respects with the Health Care Laws. Except as would not reasonably be expected to result in a Material Impact, the Borrower and its Subsidiaries have filed or maintained with the applicable Governmental Authorities all notices, documents, listings, supplemental applications or notifications, reports, submissions, and other filings required under the Health Care Laws, including annual reports, adverse event reports, advertising and promotional material submissions, and clinicaltrials.gov registrations and reports, and each such filing was true, complete and correct as of the date of submission, and the Borrower and its Subsidiaries have submitted any necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings. All manufacturing facilities owned or operated by the Borrower or any of the Subsidiaries, or used in the production of any Specified Product are and have been operated in material compliance with Health Care Laws, including without limitation 21 C.F.R. Parts 210 and 211, except as would not reasonably be expected to have a Material Adverse Effect.

(c)            Except as set forth on Schedule 5.25(c), as of the Closing Date, there have been no recalls, withdrawals, removals, field alerts, “dear doctor” letters, investigator notices, safety alerts, or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of, the Specified Products. To the knowledge of the Borrower and the Subsidiaries, no Specified Products have been adulterated or misbranded and there are no defects in the formulation of any approved Specified Products that are reasonably expected to prevent the safe and effective performance of any such Specified Product for its intended use (other than such limitations specified in the applicable package insert), in each case, except as would not reasonably be expected to have a Material Impact. None of the Specified Products has been the subject of any products liability or warranty action against the Borrower nor any Subsidiary, in each case, except as would not reasonably be expected to have a Material Impact.

(d)            The preclinical and clinical studies conducted by or on behalf of the Borrower and the Subsidiaries with respect to the Specified Products, were, and, if still pending, are being, conducted in all material respects in accordance with the Health Care Laws and applicable standards for products or product candidates comparable to those being developed by the Borrower and the Subsidiaries, including without limitation 21 C.F.R. Parts 11, 50, 54, 56, 58, and 312, except as would not reasonably be expected to have a Material Impact. Except as set forth on Schedule 5.25(d), neither the Borrower nor any Subsidiary has received any written notices from the FDA or other Governmental Authority or from any institutional review board or comparable authority requesting or requiring the termination, suspension, material modification, or clinical hold of, or alleging material noncompliance with any Health Care Law related to, any clinical studies with respect to the Specified Products.

(e)            Except as set forth on Schedule 5.25(e), as of the Closing Date, neither the Borrower nor any Subsidiary, nor, to the knowledge of the Borrower, their respective suppliers, has received any written notice or communication from the FDA or other Governmental Authority relating to any Specified Products alleging material noncompliance with any Health Care Law, including without limitation any Form FDA 483, notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices. Except as would not reasonably be expected to result in a Material Impact, no Specified Product has been seized, withdrawn, detained, or subject to a suspension of research, manufacturing, distribution or commercialization activity imposed by a Governmental Authority.

(f)             As of the Closing Date, neither the Borrower nor any Subsidiary, nor any of their respective officers, directors, nor, to the knowledge of the Borrower and the Subsidiaries, any of their employees, or agents, is or has, within the past five (5) years, been (i) debarred, suspended or excluded, or charged with or convicted of any crime or engaged in any conduct that would (A) result in, or would reasonably be expected to result in, a debarment, suspension or exclusion by FDA or from any Government Reimbursement Program or (B) relate to the delivery of an item or service under any Government Reimbursement Program, (ii) the recipient of a civil monetary penalty under 42 U.S.C. §1320a-7a or any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation; (iii) listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management; (iv) the subject of or the target of, any existing, or, to the knowledge of the Borrower or any Subsidiary, potential investigation relating to (A) any Government Reimbursement Program-related offense or (B) any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation; or (v) has engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under federal or state Law. Consistent with the requirements and limitations of Applicable Law or industry best practices, the Borrower and each Subsidiary regularly screens officers, employees, contractors and agents for such convictions, exclusions, suspensions, debarments or restrictions.

(g)             As of the Closing Date, and for the past five (5) years, neither the Borrower nor any Subsidiary, nor any of their respective directors or officers, nor to the knowledge of the Borrower or any Subsidiary, any employee or contractor, is or has been a party or bound by to nor has any ongoing reporting obligations pursuant to any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority concerning compliance with Health Care Laws, any Government Reimbursement Program or the requirements of any Permit and to the knowledge of the Borrower and the Subsidiaries, no such agreement is currently contemplated, proposed or pending.

(h)             There is no arrangement with, or, to the knowledge of the Borrower and the Subsidiaries, relating to, the Borrower or the Subsidiaries providing for any rebates, kickbacks or other forms of compensation that are unlawful to be paid to any Person in return for the referral of business or for the arranging or recommending of such referrals. None of the Borrower and the Subsidiaries has received any written notice from the United States Department of Justice, any U.S. Attorney, any State Attorney General, or other Governmental Authority alleging any violation of any Health Care Laws, the Foreign Corrupt Practices Act, any applicable federal Laws, or similar state or foreign Laws.

(i)             During the last five (5) years, no right of the Borrower or any of the Subsidiaries to sell products for which reimbursement is available by any Government Reimbursement Program or Private Program has ever been terminated or otherwise adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party, and none of the Borrower or any Subsidiary has to its knowledge during such period been the subject of any inspection, investigation, or audit, by any Governmental Authority for the purpose of any alleged improper activity or is aware of any facts which could give rise to such action.

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(j)             Except as would not reasonably be expected to result in a Material Impact, the Borrower and its Subsidiaries are in compliance with all applicable Health Care Laws relating to Product pricing, price reporting, discounts and rebates. Each of the Borrower and its Subsidiaries: (i) holds, and has held for all periods in which required, valid Medicaid Drug Rebate Program National Drug Rebate Agreements, 340B Pharmaceutical Pricing Agreements, and U.S. Department of Veterans Affairs and Federal Supply Schedule Master Agreements and Pharmaceutical Pricing Agreements, and (ii) is in material compliance with all such agreements, including, without limitation, provisions in such agreements pertaining to the timely and accurate submission of pricing data to Governmental Authorities. Except as would not reasonably be expected to result in a Material Impact, the Borrower and its Subsidiaries have maintained and timely submitted, filed, or furnished, all required reports, documents, records, claims, notices, registrations, pricing and other product-related submissions, or other filings pertaining to government pricing and price reporting, including any updates, changes, corrections, amendments, restatements, supplements or modifications to such filings, required by Governmental Authorities or required pursuant to a Health Care Law (“Price Reporting Submissions”). All such Price Reporting Submissions were true and complete in all material respects on the date submitted, as applicable. None of the Borrower or any of its Subsidiaries has received any inquiries from any Government Authority or representatives of the same related to its Product pricing.

(k)             There are no material Actions, or, to the knowledge of the Borrower or Subsidiary as applicable, any material Actions threatened in writing, against or affecting Borrower or any Subsidiary, relating to or arising under any Health Care Laws. None of the Borrower or any Subsidiary has received notice from any third party, including employees, third-party vendors, former employees or competitors alleging that any operation or activity of the Borrower or any Subsidiary or with respect to a third-party vendor, any Health Care Activities provided by such vendor on behalf of the Borrower or the Subsidiaries, is in violation of any Health Care Laws or other Applicable Law. Without limiting the generality of the foregoing, to the knowledge of the Borrower or Subsidiary as applicable, no Person has filed against the Borrower or any of its Subsidiaries any legal action under any federal or state whistleblower statute, including under the civil False Claims Act (31 U.S.C. § 3729 et seq.), or threatened to file any such action to the extent related to any actual material non-compliance or violation of Applicable Law by the Borrower or its Subsidiaries.

(l)             None of the Borrower or its Subsidiaries is a “covered entity” or a “business associate” pursuant to HIPAA (as those terms are defined in 45 C.F.R. §160.103) or has entered into a business associate agreement (BAA) under HIPAA, except the BAAs entered into from time to time at the request of a counterparty in the ordinary course of business, which are listed on Schedule 5.25(l). To the extent that the Borrower or any Subsidiary has entered into such BAAs, the Company operates in strict compliance with the same.

(m)             Each of the Borrower and each Subsidiary that is an operating entity has an operational healthcare compliance program that (i) governs all employees and contractors, including sales representatives; (ii) is consistent in all material respects with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs; (iii) materially complies with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals and any similar codes or standards promulgated by similar organizations outside the U.S., including but not limited to European Federation of Pharmaceutical Industries and the International Federation of Pharmaceutical Manufacturers and Associations; and (iv) reasonably addresses compliance with all applicable material Health Care Laws. Each of the Borrower and the Subsidiaries further operates in material compliance with such healthcare compliance program. The Borrower regularly seeks advice of outside legal counsel knowledgeable of Health Care Laws on its Health Care Activities and undertakes such activities materially consistent with applicable Health Care Laws, its compliance program, and such advice.

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(n)             Except as would not reasonably be expected to result in a Material Impact, each of the Borrower and its Subsidiaries has developed and implemented patient or product support activities, such as (but not limited to) free genetic testing and counseling, co-pay assistance, access and insurance reimbursement support, compassionate use provision of medicinal products without cost, care coordination services, and physician specialist locator services, with the advice of outside legal counsel knowledgeable of Health Care Laws and undertakes such activities consistent with that advice. Each of the Borrower and its Subsidiaries represents and warrants that: (i) in providing any donations or other financial support to a third party that provides financial assistance to patients in meeting the costs of clinical care, including copayment and deductible costs for drugs, it has complied in all material respects with all applicable Health Care Laws, and guidance of Governmental Authorities for such support, (ii) it has implemented effective compliance policies and procedures to ensure that such financial interactions are compliant in all material respects with applicable Health Care Laws and current guidance of Governmental Authorities; (iii) it has operated materially consistent with such policies and procedures and (iv) it has not received any communication from any third party, including any Governmental Authority, that has raised potential compliance concerns about such financial interactions or indicated that the financial interactions are under investigation.

(o)             The Borrower and the Subsidiaries has delivered or made available to the Lenders (i) all material Permits from the FDA or other Governmental Authority for the Specified Products, including all supplements and amendments thereto, and (ii) all material correspondence submitted to or received from FDA or other Governmental Authority concerning such Permits and the Specified Products.

5.26             Key Contracts.

As of the Closing Date, set forth on Schedule 5.26 is a list, and reasonably detailed description of, all Key Contracts of the Loan Parties. As of the date of the borrowing of any Delayed Draw Loans, set forth on Schedule 5.26 (as updated from time to time) is a list, and reasonably detailed description of, all Key Contracts of the Loan Parties entered into following the Closing Date. Each Key Contract (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to such Loan Party’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.18), and (c) no notice of material default or termination has been provided to the applicable Loan Party, or to such Loan Party’s knowledge, each other Person party to such has been delivered such a notice, and no material default or other material circumstance giving rise to a right to terminate (or to non-renew) by a party to any such Key Contract exists. The Borrower has provided to the Lenders full, complete and correct copies of the Key Contracts (including all exhibits and schedules thereto). With respect to Key Contracts, (v) Borrower is in compliance with its obligations under the Key Contracts in all material respects, including timely payments thereunder, (w) no audit has been conducted and no claim for indemnification made except, following the Closing Date, routine audits and claims not giving rise to or evidencing, any material default thereunder, (x) no party thereto has given notice of an intention to terminate or not renew the applicable agreement (except to the extent the replacement thereof would not result in an Event of Default pursuant to Section 8.01(q)) and (y) there currently are no material disputes or threatened material disputes.

5.27             Loan Parties.

As of the Closing Date, no Excluded Subsidiary holds any assets or property that, if held by a Loan Party, would constitute Collateral.

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5.28             Irish Companies Act and Other Legislation.

(a)             No Loan Party which is a party to an Irish Security Document or has otherwise created a Lien over any asset situate in Ireland pursuant to the Security Documents is a relevant external company, as that term is defined in section 1301 of the Companies Act (Ireland).

(b)             Each Irish Loan Party is a member of the same group of companies consisting of a holding company and its subsidiaries (each within the meaning of section 8 of the Companies Act (Ireland) for the purposes of section 239 of the Companies Act (Ireland).

5.29             Centre of Main Interests.

For the purposes of the EU Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) of each Loan Party which is organized or incorporated under the laws of a member state of the European Union is situated in its jurisdiction of incorporation and, as of the Closing Date, it has no “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

Article VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01             Financial Statements.

Deliver to the Administrative Agent (for distribution to each Lender):

(a)             Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant selected by the Borrower of nationally recognized standing or that is otherwise reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than solely with respect to, or resulting from, the maturity date of the Loans occurring within one (1) year from the time such opinion is delivered.

(b)             Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, (i) a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, in each case, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and comprehensive loss, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) any quarterly plans and updated forecasts, solely to the extent internally prepared.

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6.02             Certificates; Other Information.

Deliver to the Administrative Agent (for distribution to each Lender):

(a)             Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower.

(b)             SEC Notices. Promptly (but in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof), copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect.

(c)             Environmental Notice. Promptly (but in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof) after any Responsible Officer of a Loan Party becomes aware of the assertion or occurrence thereof, (i) any Release required to be reported by any Loan Party or any of its Subsidiaries to any Governmental Authority under any applicable Environmental Laws, and any remedial actions related thereto; and (ii) any notice of any Environmental Claim received by any Loan Party or any of its Subsidiaries of any noncompliance by any Loan Party or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit, or that causes any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, in each case, that could reasonably be expected to result in a Material Adverse Effect.

(d)             Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent, the Required Lenders or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(e)             Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly (but in any event no later than the later of ten (10) Business Days and the next date a Compliance Certificate is required to be delivered pursuant to Section 6.02(a)) following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.

(f)             FDA Notifications. Promptly (but in any event no later than the later of ten (10) Business Days and the next date a Compliance Certificate is required to be delivered pursuant to Section 6.02(a)) after the receipt thereof by any Responsible Officer of the Borrower, details with respect to any (i) “warning letter” or material untitled letter, or (ii) notification of a mandated or requested recall affecting the Specified Products, in each case, from the FDA or other Governmental Authority.

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(g)             Health Care Laws Notifications. Promptly after any Responsible Officer of the Borrower becomes aware of the assertion or occurrence thereof, any notice from a Governmental Authority alleging non-compliance with any Health Care Law that could reasonably be expected to be materially adverse to the business of the Borrower and its Subsidiaries taken as a whole.

(h)             Key Contracts. Notice (i) promptly (but in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof) after a Loan Party receives a written notice of default or event of default under any Key Contract (other than immaterial or easily curable defaults or events of defaults which are promptly cured), (ii) promptly (but in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof) after a Loan Party receives any written termination notice (or any notice communicating an intent not to renew) under any Key Contract or (iii) promptly (but in any event no later than the later of ten (10) Business Days and the next date a Compliance Certificate is required to be delivered pursuant to Section 6.02(b)), of any new Key Contract is entered into by the Loan Parties, in each case, together with a copy of such notice or new agreement.

(i)             Specified Product Rights. Promptly (but in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof) after the date any Responsible Officer of the Borrower becomes aware of the assertion or occurrence thereof, written notice of any material Dispute involving any Loan Party and any Specified Product IP or any Collateral.

(j)             Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent, the Required Lenders or any Lender may from time to time reasonably request in writing to the extent such information is reasonably available to such Loan Party or any Subsidiary.

Notwithstanding anything to the contrary in this Section 6.02 or any other provision of the Loan Documents, neither the Borrower nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure (or their respective representatives or contractors) is prohibited by Law or any binding agreement, (ii) that constitutes non-financial trade secrets or non-financial proprietary information, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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The Borrower hereby acknowledges that (i) the Borrower, Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by providing Borrower Materials directly to the Lenders or posting the Borrower Materials on IntraLinks, Syndtrak, DebtDomain, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees, unless otherwise directed by the Required Lenders (but, notwithstanding any such direction from the Required Lenders, without limiting the obligation of the Borrower to notify the Administrative Agent as to whether Borrower Materials delivered to the Administrative Agent can be posted to the portion of the Platform designated “Public Side Information”), that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (C) all Borrower Materials marked “PUBLIC” are permitted to be made available by the Borrower directly to the Lenders or by the Administrative Agent through a portion of the Platform designated “Public Side Information;” (D) the Borrower and any Affiliate thereof shall be entitled to deliver any Borrower Materials that are not marked “PUBLIC” as being suitable only for delivery to the designated representative of Lender entitled to receive such non-PUBLIC information, and (E) the Administrative Agent and any Affiliate thereof shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” and shall only post such Borrower Materials on a portion of the Platform designated “PRIVATE.” Each Lender agrees to designate in writing to Borrower and to Administrative Agent the names and contact information (including email addresses) of one or more representatives entitled to receive Public Side Information and one or more representatives to receive non-PUBLIC information.

6.03             Notices.

Promptly, but in any event within five (5) Business Days, notify the Administrative Agent (for distribution to each Lender) upon obtaining knowledge of:

(a)             the occurrence of any Default;

(b)             any matter, including, without limitation, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving the Borrower or any Subsidiary or any of their respective properties and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case of this clause (b), that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)             the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;

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(d)             any occurrence of any Disposition of property or assets for which the Borrower is required to make a Mandatory Prepayment pursuant to Section 2.03(b)(i) or Section 2.03(b)(ii);

(e)             (i) any written notice received by the Borrower from any Governmental Authority alleging any potential or actual violations of any Health Care Law by the Borrower, (ii) any written notice that the FDA or other Governmental Authority is limiting, suspending or revoking any Key Permit, (iii) any written notice that the Borrower has become subject to any administrative or regulatory enforcement action, proceeding or investigation issued by the FDA or other Governmental Authority, (iv) notice of the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA of the Borrower, (v) any written notice that FDA or other Governmental Authority is changing the market classification or labeling under any such Key Permit, or (vi) the receipt of notice, or occurrence of any decision, to conduct a voluntary or mandatory recall, withdrawal, removal, suspension of manufacturing or marketing, or discontinuation of any Specified Product, in each case of clauses (i) through (vi), to the extent such notice would reasonably be expected to result in material and adverse consequences to the Borrower and its Subsidiaries, taken as a whole; and

(f)             At any time prior to the date that the Reserve Account is fully funded under Sections 6.20(a) through (e) or, if funded, fully released pursuant to subpart (f) of Schedule 6.20: (A)(i) promptly (but in any event within ten (10) Business Days) after the Borrower or any other Loan Party having knowledge of any Third Party having created a lien, charge, security interest or other encumbrance on, any of the Intellectual Property which is licensed under the [**] (other than in connection with any event described in the following clause (B), which are subject to the notice provisions thereof) and (B) promptly after any [**], and in any event within three (3) Business Days after the occurrence of such transaction, notice of the occurrence of such transaction; provided that, to the extent that any [**] will, upon its occurrence, create an obligation to fund the Reserve Account under subpart (e) of Schedule 6.20, at least one (1) Business Day before the occurrence of such transaction, notice that such transaction will occur and (ii) at all times thereafter, promptly after any [**], and in any event within three (3) Business Days after the occurrence of such transaction, notice of the occurrence of such transaction.

Each notice pursuant to this Section 6.03 (other than Section 6.03(d) or (e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto.

6.04             Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

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6.05             Preservation of Existence, Etc.

(a)             Preserve, renew and maintain in full force and effect its legal existence and good standing (to the extent such concept is applicable in the corresponding jurisdiction) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b)             take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)             use commercially reasonable efforts to preserve or renew all of its registered patents, trademarks, trade names and service marks related to the IP Collateral, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06             Maintenance of Properties.

(a)             Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted; and

(b)             make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07             Maintenance of Insurance.

(a)             Maintenance of Insurance. Maintain with financially sound and reputable (as determined by the Borrower in good faith) insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)             Evidence of Insurance. Subject to Section 6.18(b), cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, with respect to property polices and/or additional insured with respect of any such insurance providing general liability coverage, product liability coverage or coverage in respect of any Collateral (other than cyber, directors and officers, professional liability, employment practice liability and workers compensation policies), and cause, unless otherwise agreed to by the Required Lenders, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). No more than [**], the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, evidence of insurance, to the extent such evidence is reasonably requested by the Administrative Agent (acting at the written direction of the Required Lenders) or the Required Lenders. Notwithstanding the foregoing, so long as no Event of Default exists, except as required under Section 2.03(b)(i), the Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of Borrower and its Subsidiaries (and Administrative Agent shall promptly remit to Borrower or the applicable Subsidiary any proceeds with respect to such insurance received by Administrative Agent).

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6.08             Compliance with Laws.

Comply with the requirements of all Applicable Laws and Privacy Requirements (including applicable Health Care Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09             Books and Records.

(a)             Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and

(b)             maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10             Inspection and Access Rights.

(a)             Permit representatives of the Administrative Agent or the Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures and after giving the Borrower an opportunity to participate in any such discussions with such accountants), not more than [**] at reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent, the Required Lenders or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower and its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secret or non-financial proprietary information, (ii) in respect of which disclosure (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(b)             Not less and not more than [**], at a time mutually agreed with the Required Lenders, after the date on which financial statements were delivered (or required to be delivered) pursuant to Section 6.01(b)), participate in a conference call between senior management of the Borrower and the Required Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended fiscal period.

6.11             Use of Proceeds.

Use the proceeds of any Borrowing to fund (i) general corporate purposes and working capital not in contravention of any Loan Document (but not to fund the Reserve Account) and (ii) transaction fees and expenses in connection with this Agreement and such funding.

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6.12             Reserved.

6.13             Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Subsidiaries (other than any Excluded Subsidiary) whether newly formed, after acquired or otherwise existing (including any Subsidiary ceasing to be an Excluded Subsidiary) to promptly (and in any event within forty-five (45) days after such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary (or such longer period of time as agreed to by the Required Lenders in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent and the Required Lenders, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) – (d), and 6.14 and such other documents or agreements as the Administrative Agent or the Required Lenders may reasonably request, including without limitation, updated Schedules 5.10, 5.12 and 5.26.

6.14             Covenant to Give Security.

Except with respect to Excluded Property:

(a)             Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property that constitutes Collateral now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations pursuant to, and as and when required by, the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel to the extent reasonably requested by the Required Lenders and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Required Lenders.

(b)             Real Property. If any Loan Party acquires a fee ownership interest in any Material Real Property, it shall provide to the Administrative Agent within one hundred eighty (180) days (or such extended period of time as reasonably agreed to by the Required Lenders) a Mortgage and such other support documents as the Administrative Agent (acting at the written direction of the Required Lenders) or the Required Lenders may reasonably request to cause such Material Real Property to be subject to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents.

(c)             Account Control Agreements. Subject to Section 6.18, each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement within 30 days after the opening or acquisition thereof (or such extended period of time as reasonably agreed to by the Required Lenders), (ii) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement thirty (30) days after the opening or acquisition thereof (or such extended period of time as reasonably agreed to by the Required Lenders), and (iii) Excluded Accounts.

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(d)             Further Assurances. At any time upon the reasonably written request of the Administrative Agent (acting at the written direction of the Required Lenders) or the Required Lenders, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Required Lenders may reasonably deem necessary or desirable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all Applicable Laws.

(e)             Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall the Loan Parties be required, nor shall the Administrative Agent be authorized, to take any of the following actions (i) execute, deliver or otherwise obtain any agreement, instrument or documents governed by foreign law, (ii) perfect any pledge, security interest or Mortgage by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant states and jurisdictions, (B) filings in the applicable real estate records with respect to any Material Real Property with respect to which a Mortgage has been granted or any fixtures relating to any Material Real Property with respect to which a Mortgage has been granted to the extent provided in clause (b) above, (C) filings with the USPTO, as applicable, with respect to Intellectual Property, (D) to the extent certificated, delivery of stock certificates and other certificated securities and the applicable transfer powers endorsed in blank and (E) entering into Control Agreements pursuant to clause (c) above or Section 6.18(a), or (iii) to take any actions with respect to any assets not located in the United States (including any Intellectual Property registered or applied for in any jurisdiction outside the United States) or enter into any security document governed by the laws of a jurisdiction other than a jurisdiction within the United States; provided that this clause (iii) shall not apply to the Collateral described in clause (ii)(D) above.

6.15             Environmental Matters.

Except as could reasonably be expected to result in liabilities or expenditures of the Loan Parties in excess of the Threshold Amount, (a) comply in all material respects and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties utilized in the Specified Products Business to comply in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties utilized in the Specified Products Business; (c) conduct any investigation, study, sampling and testing, cleanup, removal, remedial or other action to remove and clean up all Hazardous Materials from any of its properties utilized in the Specified Products Business to the extent required of any Loan Party under, and in accordance with, all applicable Environmental Laws; and (d) make an appropriate response to any Environmental Claim against such Loan Party.

6.16             Anti-Corruption Laws; Sanctions.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Criminal Justice (Corruption Offences) Act 2018 of Ireland, as amended and the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 to 2021 of Ireland and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

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6.17             Further Assurances.

(a)             Promptly upon the reasonable written request by the Administrative Agent (acting at the written direction of the Required Lenders), the Required Lenders, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Required Lenders, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder to the extent provided in Section 6.14 and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Subsidiaries to do so.

(b)             With respect to any Loan Party organized under the Laws of a Foreign Jurisdiction, the Loan Parties shall deliver to the Administrative Agent, upon the request of the Administrative Agent (acting at the direction of the Required Lenders) each document, agreement, filing and evidence of each action that, in each case, is required or reasonably desirable (in the sole determination of the Administrative Agent, acting at the direction of the Required Lenders) to legally bind such entity as “Loan Party” hereunder and under each applicable Loan Document, and to evidence and enforce the obligations of such Loan Party hereunder and under each Loan Document. In addition, if requested by the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall deliver to the Administrative Agent and the Lenders each opinion or opinions of reputable counsel to the Borrower (or, if the Administrative Agent shall agree, counsel to the Administrative Agent) licensed to practice in the jurisdiction in which such Loan Party is formed, opining as to the enforceability of any or all of the documentation described in this paragraph.

(c)             With respect to any and all Collateral that constitutes Foreign Collateral, the Loan Parties shall (x) promptly notify the Administrative Agent of the existence of such Collateral and (y) to the extent requested by the Administrative Agent (acting at the direction of the Required Lenders) promptly comply with the Foreign Collateral Requirements in relation to such Collateral.

6.18             Post-Closing Covenants.

(a)             Qualifying Control Agreements. By the date that is [**] days after the Closing Date, or such later date as agreed to by the Required Lenders, deliver to the Administrative Agent, each Qualifying Control Agreement (other than with respect to the Reserve Account) required to be delivered pursuant to Section 6.14 and Section 6.20 (with respect to the Reserve Account).

(b)             Insurance. By the date that is [**] days after the Closing Date, or such later date as reasonably agreed to by the Required Lenders, deliver to the Administrative Agent all endorsements with respect to the insurance certificates delivered to the Administrative Agent on the Closing Date pursuant to Section 4.01(e), in each case meeting the requirements set forth in Section 6.07(b).

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(c)             Additional Guaranty and Collateral Documentation. By the date that is no later than the date that is [**] days after the Closing Date: (i) deliver to the Administrative Agent each of the documents set forth on Schedule 6.18(c) hereto, in each case, in form and substance satisfactory to the Administrative Agent and the Required Lenders); (ii) deliver to the Administrative Agent solely with respect to each of the Irish Loan Party, the Bermudan Loan Party and the Brazilian Loan Party, each of the documents (other than a Joinder Agreement) required to be delivered, and evidence of each action required to be taken, pursuant to Section 6.13 hereof, as if such entity were an incoming Guarantor, and Section 6.18 hereof; (iii) deliver to the Administrative Agent each signature page to the Global Intercompany Note of each Subsidiary of the Borrower not delivered prior to the Closing Date; and (iv) comply with the Foreign Collateral Requirements with respect to all Collateral constituting Foreign Collateral as of the Closing Date.

6.19             Maintenance, Defense and Enforcement of IP Rights.

Each Loan Party shall take those steps that are commercially reasonable under the circumstances to file, prosecute, maintain, defend and enforce the IP Collateral that is owned or controlled by a Loan Party.

6.20             Reserve Account.

The Borrower shall take the actions (or, as applicable, refrain from the actions) set forth on Schedule 6.20.

6.21             Right of First Negotiation.

(a)             Prior to the Borrower or its Subsidiaries engaging with, soliciting proposals from, negotiating with or consummating, any product financing transaction ([**]) (whether in the form of a financing, royalty sale, co-development agreement or otherwise) (any such potential product financing, a “Product Financing”), the Borrower shall first provide written notice to the Required Lenders of its interest in completing such Product Financing (a “Product Financing Notice”).  The Product Financing Notice shall include a general description of the assets or products which are the subject of such Product Financing, the amount (or range) of financing which the Borrower is seeking to generate and the proposed timing of the transaction (the “Target Completion Date” of such Product Financing).  The Borrower shall not engage with any third party financing source with respect to a given Product Financing transaction, until the earlier of [**] days following delivery of the Product Financing Notice and such earlier date, if any, on which the Required Lenders advises the Borrower that it is not interested in exploring such Product Financing (the “Exclusivity Period”), and, to the extent the Required Lenders advise the Borrower that they wish to explore such Product Financing, will negotiate with them in good faith during the Exclusivity Period in an effort to reach agreement on terms.  For the sake of clarity, the Borrower shall have no obligation to enter into any Product Financing with the Required Lenders or its Affiliates, but only to provide a [**]-day review period prior to engaging with a third party on such transaction.

(b)             Each new product financing transaction under consideration by the Borrower or its Subsidiaries shall require a Product Financing Notice, regardless whether a prior Product Financing Transaction was completed with the Required Lenders or its Affiliates; provided, that a Product Financing that was the subject of a prior Product Financing Notice which is not completed by the applicable Target Completion Date shall be treated as a new product financing, and a new Product Financing Notice and a new 30 day review period shall be required.

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6.22             Financial Assistance.

Each Irish Loan Party shall comply in all respects with section 82 of the Companies Act (Ireland), including in relation to the execution of the Loan Documents to which it is a party and performance of its obligations under such Loan Documents.

6.23             Centre of Main Interests.

No Irish Loan Party shall, without prior written consent of Administrative Agent (acting at the direction of the Required Lenders): (i) deliberately cause or allow its centre of main interests (as such term is used in Article 3(1) of the the EU Insolvency Regulation) to change or (ii) to have an “establishment” (as that term in used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction, to the extent such matters would materially adversely affect the Lenders.

Article VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01             Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)             Liens pursuant to any Loan Document;

(b)             Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b) and (iii) any renewal, refinancings, replacements or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c)             Liens for Taxes, assessments or other governmental charges or levies not yet due and not yet overdue for 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP for property Taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy or claim is to such property;

(d)             Statutory Liens such as carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s, construction contractors’, airports’, navigation authority’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP); provided that adequate reserves with respect thereto are maintained on the books of the applicable Person;

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(e)             pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)             deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, or as security for contested taxes or import duties or for the payment of rent, and other obligations of a like nature incurred in the ordinary course of business;

(g)             Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of the Borrower or any Subsidiary in the ordinary course of its business;

(h)             survey exceptions, non-monetary encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) affecting real property or incidental to the conduct of business of the applicable Person or to the ownership of its properties, which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries and do not materially detract from the value thereof;

(i)             Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(j)             Liens securing Indebtedness permitted under Section 7.02(c) or (k); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k)             bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries with any Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(l)             Liens arising out of judgments or awards not resulting in an Event of Default; provided the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(m)             Any interest or title of a lessor, licensor or sublessor under any lease, license, sublease, sublicense, occupancy agreement or assignment of or in respect of real or personal property and covering only those assets so leased, subleased, licensed or sublicensed;

(n)             Liens of a collection bank arising under Section 4–210 of the UCC on items in the course of collection;

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(o)             Liens on property of a Person existing at the time such Person acquired the property or the Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(t);

(p)             Liens securing Indebtedness permitted under Section 7.02(f) or (j);

(q)             any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(r)             other Liens securing Indebtedness in an aggregate secured principal amount not to exceed $[**] at any time outstanding; provided that any such Liens on the Collateral will be subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement satisfactory to Required Lenders providing for such subordination and containing other customary terms;

(s)             Liens on specific items of inventory or other goods and proceeds of the Borrower or a Subsidiary securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(t)             Liens arising from, or from UCC financing statement filings regarding, operating leases or consignments entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(u)             deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(v)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(x)             Liens (i) of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(y)             any Liens with respect to Equity Interests of any joint venture, co-promotion agreement or similar arrangement pursuant to any joint venture, co-promotion or similar agreement;

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(z)             Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)          (x) Liens solely on any cash earnest money deposits made by the Borrower or its Subsidiaries in connection with any letter of intent or other agreement in respect of any permitted Investment, (y) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a permitted Investment to be applied against the purchase price for such Investment and (z) on the escrowed cash portion of any earnest moneys paid or the purchase price received in connection with any Investment, acquisition or Disposition permitted by this Agreement or any other Loan Document to secure guarantees, indemnities, or obligations thereunder;

(bb)          Liens on any asset that constitutes Excluded Property;

(cc)          Liens listed as exceptions on any mortgage insurance policy;

(dd)          in the case of any account described in clause (e)(ii) of the definition of “Excluded Accounts,” Liens on such account in favor of any counterparty to the applicable Contractual Obligation; and

(ee)          any Permitted License.

7.02             Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)             Indebtedness under the Loan Documents;

(b)             Indebtedness outstanding on the date hereof and listed on Schedule 7.02(b) and any refinancings, refundings, renewals or extensions thereof; provided that (i) (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (B) the direct or any contingent obligor with respect thereto is not changed and the Indebtedness that is refinanced, refunded, renewed or extended is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were originally obligated, as a result of or in connection with such refinancing, refunding, renewal or extension and (C) the terms relating to principal amount, amortization, maturity, scope of collateral (if any), priority and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable, when taken as a whole, in any material respect to the Loan Parties and their Subsidiaries, on the one hand, or the Lenders, on the other hand, than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and (ii) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)             Indebtedness in respect of Finance Leases (including such that constitute automobile leases), Synthetic Lease Obligations and purchase money obligations (within the limitations set forth in Section 7.01(j)) solely with respect to the financing of the acquisition or construction of new assets after the Closing Date, in each case, including, for the avoidance of doubt, any such Finance Leases, Synthetic Lease Obligations or purchase money obligations outstanding as of the Closing Date (each of which is set forth on Schedule 7.02(c)); provided, however, that the aggregate amount of all such Indebtedness (to the extent constituting Indebtedness under GAAP) at any one time outstanding (including, for the avoidance of doubt, such outstanding as of the Closing Date) shall not exceed [**];

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(d)             Unsecured Indebtedness of the Borrower or any Subsidiary of the Borrower owed to the Borrower or another Subsidiary of the Borrower, which Indebtedness is permitted under the provisions of Section 7.03 (other than Section 7.03(k)) (“Intercompany Debt”), so long as such Intercompany Debt is subject at all times to the Intercompany Note;

(e)             Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders;

(f)             Swap Obligations (contingent or otherwise) existing or arising under any Swap Contract, including any payments in connection with the termination of any Swap Obligations, provided that such Swap Obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes;

(g)             Indebtedness owed to any financial institution in respect of overdrafts, netting services, purchasing, debit card programs or credit card programs and related liabilities arising from ordinary course treasury, depository or cash management services or in connection with any automated clearing house transfers of funds, including any payments in connection with the termination thereof;

(h)             Indebtedness in respect of (A) letters of credit issued for the account of the Borrower or a Subsidiary in an aggregate principal amount (including, for the avoidance of doubt, any such letters of credit outstanding as of the Closing Date, each of which is set forth on Schedule 7.02(h)) not to exceed $[**], and (B) bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case, in the ordinary course of business;

(i)             Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries in respect of deferred compensation, indemnification, earn-outs, milestone payments, adjustment of purchase or other similar arrangements or Deferred Acquisition Consideration incurred, in each case, by such Person in connection with Permitted Acquisitions;

(j)             Indebtedness of the Borrower and its Subsidiaries consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(k)             Indebtedness owed to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, in an aggregate principal amount not to exceed $[**];

(l)             customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

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(m)             guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(n)             unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under Applicable Law;

(o)             Indebtedness of the Borrower or any Subsidiary consisting of (i) deferred compensation or equity based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business or (ii) Taxes, assessments or governmental charges to the extent such Taxes are being contested in good faith;

(p)             Other Indebtedness not to exceed $[**] in the aggregate principal amount at any time outstanding;

(q)             Indebtedness of Subsidiaries that are not Loan Parties not to exceed $[**] in an aggregate principal amount at any time outstanding;

(r)             Indebtedness assumed pursuant to any Permitted Acquisition not to exceed $[**] in the aggregate principal amount at any time outstanding, so long as no such Indebtedness was created or incurred in connection with, or in contemplation of, such Permitted Acquisition, and any refinancings, refundings, renewals or extensions thereof; provided that (i) (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (B) the direct or any contingent obligor with respect thereto is not changed and the Indebtedness that is refinanced, refunded, renewed or extended is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were originally obligated, as a result of or in connection with such refinancing, refunding, renewal or extension and (C) the terms relating to principal amount, amortization, maturity, scope of collateral (if any), priority and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable, when taken as a whole, in any material respect to the Loan Parties and their Subsidiaries, on the one hand, or the Lenders, on the other hand, than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and (ii) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(s)             Permitted Subordinated Debt;

(t)             Indebtedness in respect of performance, stay, customs, surety or appeal bonds provided in the ordinary course of business;

(u)             customary indemnification obligations in favor of purchasers in connection with Dispositions permitted hereunder; and

(v)             Indebtedness incurred by the Borrower and its Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business.

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7.03             Investments.

Make or hold any Investments, except:

(a)             Loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, consultants or independent contractors of the Borrower and its Subsidiaries (i) for payroll payments, travel, entertainment, relocation and analogous ordinary business purposes and (ii) solely in the case of loans and advances, in connection with such Person’s acquisition of Equity Interests of the Borrower, to the extent permitted pursuant to Section 7.06(j);

(b)             Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(c)             Guarantees permitted by Section 7.02;

(d)             Investments existing on the date hereof (and set forth on Schedule 7.03 and Investments consisting of an extension, modification, replacement or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(e)             Permitted Acquisitions and other Permitted Licenses;

(f)             Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)             other Investments in an aggregate amount not to exceed $[**] at the time such Investment is made; provided that no such Investments shall be made with any assets that constitute IP Collateral;

(h)             Swap Contracts permitted under Sections 7.02(f);

(i)             Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, licenses, sublicenses or leases or subleases of rights or assets (other than Intellectual Property), in each case in the ordinary course of business;

(j)             Investments consisting of (v) Liens permitted under Section 7.01, (w) Indebtedness (including guarantees) permitted under Section 7.02, (x) mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 7.04, (y) Dispositions permitted under Section 7.05, or (z) Restricted Payments permitted under Section 7.06;

(k)             Investments consisting of purchases and acquisitions of assets or services (other than Intellectual Property) useful in the business of the Borrower or any Subsidiary in the ordinary course of business;

(l)             any Investment of the non-cash consideration received from a Disposition that was made pursuant to and in compliance with Section 7.05;

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(m)             Investments consisting of earnest money deposits made by the Borrower or its Subsidiaries in connection with any letter of intent or other agreement in respect of any Investment permitted by this Section 7.03;

(n)             acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Borrower, the Borrower or any Subsidiary of the Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Borrower, so long as no cash is actually advanced by the Borrower or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(o)             guarantees of operating leases (for the avoidance of doubt, excluding obligations in respect of Finance Leases) or of other obligations, in each case, that do not constitute Indebtedness and are entered into by the Borrower or any Subsidiary in the ordinary course of business;

(p)             Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.06;

(q)             non-cash Investments made in connection with bona fide tax planning and reorganization activities as determined in good faith by the Borrower;

(r)             Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(s)             Investments of a Subsidiary acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Subsidiary in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t)             (i) Investments by a Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party and (ii) Investments by a Loan Party in another Loan Party;

(u)             any Investments in connection with a Permitted Bond Hedge Transaction; and

(v)             (i) cash and Cash Equivalents and (ii) Investments consisting of deposit accounts and securities accounts maintained in accordance with the terms of this Agreement and the other Loan Documents containing cash and such Cash Equivalents.

Notwithstanding the foregoing, nothing in this Section 7.03 shall permit the Borrower or any of its Subsidiaries to make an Acquisition that does not constitute a Permitted Acquisition, or to transfer Collateral (other than Cash and Cash Equivalents to fund operations in the ordinary course of business to the extent required) from the Borrower or any Domestic Subsidiary to any Foreign Subsidiary; provided that Collateral may be transferred to any Foreign Subsidiary that is a Loan Party with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed); provided further that it shall be reasonable to withhold, condition or delay consent if any such transfer would adversely affect (x) the enforceability and priority of the Liens in favor of Administrative Agent and Lenders or (y) the availability of any remedies of the Administrative Agent or the Lenders under this Agreement or any Collateral Document.

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7.04             Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)             any Subsidiary of the Borrower may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary (that is not also a Loan Party), such Loan Party shall be the continuing or surviving Person;

(b)             any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Subsidiary of the Borrower that is a Loan Party;

(c)             any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another wholly owned Subsidiary of the Borrower that is not a Loan Party or (ii) to any wholly-owned Subsidiary of the Borrower that is a Loan Party;

(d)             any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, a Loan Party is the surviving Person;

(e)             each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, a Loan Party is the surviving Person; and

(f)             any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party or solely in the case of a Subsidiary that is not a Loan Party, another Subsidiary that is not a Loan Party prior to or concurrently with such dissolution, liquidation or winding up.

7.05             Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except for the following Dispositions:

(a)             Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)             Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(c)             Dispositions permitted by Section 7.04;

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(d)             the settlement or early termination or cancellation of any Permitted Bond Hedge Transaction or any related Permitted Warrant Transaction;

(e)             Dispositions consisting of Permitted Liens;

(f)             other Dispositions of assets for not less than the fair market value (as determined by the Borrower in good faith) thereof so long as (1) at least 75.0% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid substantially concurrently with consummation of the transaction, (2) immediately after giving effect to such Disposition and after giving effect to the application of the proceeds thereof as required hereunder, the Borrower would be in compliance with the Liquidity covenant set forth in Section 7.11, (3) the Net Cash Proceeds received in respect of a Disposition made in reliance on this Section 7.05(f) shall be applied in accordance with Section 2.03(b), (4) the aggregate value of assets Disposed of pursuant to this Section 7.05(f) shall not exceed $[**] per fiscal year of the Borrower and (5) none of the assets Disposed of pursuant to this Section 7.05(f) shall include any Specified Product IP; provided that for the purposes of this Section 7.05(f), the following shall be deemed to be cash (x) any securities received by the Loan Parties or any Subsidiary from such transferee that are converted by such Person into cash or Cash Equivalents upon the closing of the applicable Disposition, (y) any purchase price adjustment, milestone payment, royalty, earnout, contingent payment, back-end or other deferred payment of a similar nature and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $[**], determined at the time of such Disposition;

(g)             other Dispositions in an amount not to exceed $[**] in any fiscal year of the Borrower;

(h)             Permitted Licenses;

(i)             Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(j)             Dispositions of inventory, including to end users (through wholesalers or other typical sales channels) or to distributors, in the ordinary course of business;

(k)             Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party;

(l)             Dispositions of receivables in connection with the collection, settlement or compromise thereof, and the forgiveness, release or compromise of any amount owed to any Loan Party or Subsidiary in the ordinary course of business;

(m)             other than with respect to Intellectual Property, licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(n)             dispositions of cash and Cash Equivalents in the ordinary course of business or otherwise in transactions permitted hereunder;

(o)             Involuntary Dispositions;

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(p)             the unwinding of any Swap Contract permitted by Section 7.02(f) pursuant to its terms;

(q)             in connection with any transaction permitted under Section 7.01, 7.03 (other than Section 7.03(k)) or 7.06;

(r)             dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property (other than Specified Product IP) which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower or any of its Subsidiaries;

(s)             the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Foreign Subsidiary if required by Applicable Law; and

(t)             the exercise by the Borrower or any Subsidiary of termination rights under any lease, sublease, license, sublicense, concession or other agreements.

For the avoidance of doubt, and notwithstanding the foregoing, (i) no Disposition of Specified Product IP shall be permitted under this Section 7.05 or otherwise, other than Dispositions constituting a Permitted License, (ii) no Disposition or issuance of the Equity Interests of any Loan Party (other than the Borrower) shall be permitted under this Section 7.05 or otherwise other than any Disposition or issuance to another Loan Party, (iii) nothing herein shall limit dispositions of assets that are not Collateral, and (iv) all cash proceeds from any Disposition of Collateral shall be kept in accounts that are not Excluded Accounts.

7.06             Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)             Each Subsidiary may make Restricted Payments to any Loan Party that owns Equity Interests in such Subsidiary, and each non Loan Party Subsidiary may make Restricted Payments to its equityholders ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)             The Borrower may declare and pay dividends with respect to its capital stock and Equity Interests payable solely in additional shares of its common stock and its Equity Interests (other than Disqualified Equity Interests);

(c)             The Borrower may make repurchases of its common stock deemed to occur upon the cash-less or net exercise of stock options, warrants or other convertible or exchangeable securities;

(d)             The Borrower may make repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting or exercise thereof);

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(e)             any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction; provided that, in the case of this clause (e), to the extent cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrower (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall not be permitted by this clause (e) other than to the extent such payment is offset against any payments received by the Borrower pursuant to the exercise, settlement, termination or unwind of any related Permitted Bond Hedge Transaction substantially concurrently with, or a commercially reasonable period of time before or after, the unwind or settlement of the relevant Permitted Warrant Transaction;

(f)             The Borrower may make payments of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower;

(g)             The Borrower may declare or make, or agree to pay or make Restricted Payments which are contingent upon either (i) the prior consent of the Required Lenders or (ii) the repayment in full of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claims have been made) and the termination of the Commitments;

(h)             So long as (i) no Event of Default shall have occurred or be continuing and (ii) before and after giving effect to such Restricted Payment on a Pro Forma Basis, the Loan Parties are in compliance with the Liquidity covenant set forth in Section 7.11, the Borrower may make other Restricted Payments not to exceed $[**] in any fiscal year of the Borrower;

(i)             The Borrower may make any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(j)             So long as, after giving effect thereto, the Borrower is in compliance with Section 7.11, the Borrower may make Restricted Payments for the purpose of redeeming from former directors, officers, employees, members of management, managers or consultants of the Borrower or any Subsidiary (or their respective family members, former spouses or estate) Equity Interest of the Borrower (and/or making payments on Indebtedness issued by the Borrower or its Subsidiaries pursuant to Section 7.02) and any tax payments related thereto, in an aggregate amount not to exceed $[**] in any fiscal year and $[**] in the aggregate (it being agreed that, to the extent constituting an Investment permitted by Section 7.03, the amount of any Indebtedness of such Persons owing to the Borrower or any Subsidiary forgiven in connection with such Restricted Payment shall be excluded from any determination pursuant to this clause (j));

(k)             The Borrower and its Subsidiaries may make (i) payments made or expected to be made by any Loan Party in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of any Loan Party (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests of the Borrower in an aggregate amount not to exceed $[**] in any fiscal year; provided that such $[**] limit shall not apply to any such payments where the exercising party remits in exchange for such payment Equity Interests of the Borrower with a value that corresponds to the amount of such payment, and instead the limit on such payments shall be an aggregate amount not to exceed $[**] in any fiscal year; and (ii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower or any Subsidiary of the Borrower in connection with such Person’s purchase of Equity Interests of the Borrower; provided that (1) no cash is actually advanced pursuant to this clause (k)(ii) other than to pay taxes due in connection with such purchase, unless immediately repaid and (2) such loan or advance is permitted under Section 7.03; and

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(l)             The Borrower may make Restricted Payments with or from the Net Cash Proceeds received by the Borrower from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower so long as (i) any such Restricted Payments are made within 90 days after the receipt of such proceeds, (ii) no Event of Default has occurred and is continuing or would result from such Restricted Payments and (iii) immediately prior to, and after giving effect to such Restricted Payments, the Borrower would be in compliance with the Liquidity covenant set forth in Section 7.11; provided that Restricted Payments made in reliance on this Section 7.06(k) shall not exceed $[**] during the term of this Agreement.

7.07             Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related, complementary, incidental, ancillary thereto or any reasonable extensions thereto.

7.08             Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person (including for the purchase, lease or exchange of property or the rendering of services) (other than the Borrower or any Subsidiary) with a value in excess of $[**], other than (a) compensation, employee benefits, reimbursement of expenses and indemnification of officers, directors and employees, and customary payment of insurance premiums on behalf of officers and directors, in each case, (b) transactions that are on terms that are not less favorable to the Borrower or a Subsidiary in any material respect than would be obtainable by the Borrower or such Subsidiary at such time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined in good faith by the senior management or the board of directors of the Borrower), (c) Restricted Payments permitted by Section 7.06, (d) any (i) employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Loan Parties with current, former or future officers, directors, employees, managers, consultants and independent contractors, (ii) subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or its Subsidiaries and (iii) payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Borrower or its Subsidiaries (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the board of directors of the Borrower or another Loan Party, (e) transactions between Loan Parties or transfers of cash and assets to any Loan Party, (f) intercompany transactions expressly permitted by this Agreement and (g) transactions existing on the Closing Date and described on Schedule 7.08 (and any amendment thereto or replacement thereof to the extent such an amendment or replacement is not materially adverse to the Lenders).

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7.09             Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (i)  make Restricted Payments to any Loan Party, (ii) pay any Obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, or (iv) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired that constitute Collateral, except the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a)            contractual encumbrances or restrictions of the Borrower or any Subsidiary in effect on the Closing Date, including pursuant to this Agreement and the other Loan Documents, related Swap Contracts and Indebtedness permitted pursuant to Section 7.02(b);

(b)           Applicable Law or any applicable rule, regulation or order;

(c)            any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into Loan Party that was in existence at the time of such acquisition (or at the time it merges with or into any Loan Party in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (c), if a Person other than any Loan Party is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by any Loan Party, as the case may be, at the time of such merger, amalgamation or consolidation;

(d)           customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of capital stock or assets of such Subsidiary;

(e)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(f)            customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(g)           purchase money obligations for property acquired and obligations in respect of Finance Leases, to the extent such obligations impose restrictions on the property so acquired, solely as permitted by, the terms of this Agreement;

(h)           customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business restricting the assignment thereof or restricting the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof;

(i)             any encumbrance or restriction contained in other Indebtedness of the Borrower or any Subsidiary that is incurred subsequent to the Closing Date pursuant to Section 7.02, provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Borrower in good faith) and (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially more restrictive on the Borrower and its Subsidiaries than the encumbrances and restrictions contained in this Agreement (as determined by the Borrower in good faith);

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(j)             any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Subsidiary in any manner material to the Borrower or any Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Borrower in good faith;

(k)             any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(l)             customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture;

(m)             any encumbrances or restrictions of the type referred to in the immediately preceding clauses (a) through (m) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to such immediately preceding clauses (a) through (m) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(n)             any encumbrance or restriction contained in any agreements governing any Permitted License;

(o)             restrictions or encumbrances in any agreement evidencing Permitted Subordinated Debt that restricts the merger or consolidation of, or the sale of all or substantially all of the assets of, the Borrower or taken as a whole, are not more restrictive on the Borrower and its Subsidiaries in any material respect than the comparable restrictions and encumbrances in the Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(p)             prohibitions, restrictions and conditions contained in any agreement or document relating to the consummation of a transaction which is conditioned upon (i) the amendment, restatement, modification or replacement of this Agreement which would have the effect of consenting to such prohibition, restriction or condition or (ii) the repayment in full (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) of Obligations owing under this Agreement and the termination of the Commitments; and

(q)             limitations associated with Permitted Liens pursuant to any document or instrument governing any Permitted Lien restricting the assignment, pledge or transfer of the property the subject thereof.

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7.10             Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11             Liquidity Covenant.

Permit Liquidity as of the last day of any fiscal quarter of the Borrower to be less than (i) prior to the Liquidity Increase Date, $100,000,000 and (ii) from and after the Liquidity Increase Date, $200,000,000.

7.12             Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a)             Amend any of its Organization Documents in any manner materially adverse to the interests of the Lenders in their capacities as such (as reasonably determined by the Borrower);

(b)             change its fiscal year without delivery of prior written notice to the Administrative Agent;

(c)             without providing ten (10) days prior written notice to the Administrative Agent and the Required Lenders (or such extended period of time as agreed to by the Required Lenders), change its name, state or other jurisdiction of formation or incorporation, form of organization or incorporation or principal place of business; or

(d)             make any material change in accounting policies or reporting practices without delivery of prior written notice to the Administrative Agent, except as required by GAAP.

7.13             Sale/Leaseback Transactions.

Enter into any Sale/Leaseback Transaction unless (a) the Disposition of the property thereunder is permitted by Section 7.05 and (b) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted by Section 7.01.

7.14             Prepayments, Etc. of Certain Debt; Payments of Deferred Acquisition Consideration.

(a)             Pay, prepay, redeem, purchase, defease or otherwise satisfy or make any payment of any Permitted Subordinated Debt or prepay, redeem, repurchase, defease or otherwise satisfy or make any payment of any other Indebtedness, except (a) any payment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.02(b), Schedule 7.02(c) or Schedule 7.02(h) and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b), (c) payments at stated maturity of Indebtedness (other than Permitted Subordinated Debt) and payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (provided that such Indebtedness and such sale or transfer is permitted hereunder), (d) regularly scheduled or required repayments or redemptions of the Existing Convertible Debt and refinancings and refundings of such Existing Convertible Debt in compliance with Section 7.02(b), (e) in the case of Permitted Subordinated Debt, (i) payments solely made or settled in Equity Interests and cash in lieu of fractional shares, (ii) scheduled payments of interest paid-in-kind on such Indebtedness and (iii) up to an aggregate of $[**] in regularly scheduled cash interest payments in any fiscal year less any payments made on Existing Convertible Debt in such fiscal year, (e) the redemption, purchase, exchange, early termination or cancellation of Permitted Subordinated Debt in an aggregate principal amount not to exceed the Net Cash Proceeds received by the Borrower from the issuance of additional Permitted Subordinated Debt or Equity Interests (other than Disqualified Equity Interests) in connection with a refinancing of the Permitted Subordinated Debt being redeemed, purchased, exchanged, terminated or cancelled, and (f) payments of the initial purchase price for each Swap Contract and Permitted Bond Hedge Transaction.

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(b)           Pay any Deferred Acquisition Consideration (other than Deferred Acquisition Consideration which is calculated as a percentage of net sales or a comparable metric) with respect to any Acquisition effected following the Closing Date unless, before and after giving effect to such payment on a Pro Forma Basis, the Loan Parties are in compliance with the Liquidity covenant set forth in Section 7.11 and no Event of Default is then continuing.

7.15        Amendment, Etc. of Debt Documents.

Amend, modify or change in any manner any term or condition of any Permitted Subordinated Debt that would result in such Permitted Subordinated Debt no longer constituting Permitted Subordinated Debt.

7.16        Sanctions.

Directly or indirectly, use any Borrowing or the proceeds of any Borrowing, or lend, contribute or otherwise make available such Borrowing or the proceeds of any Borrowing to any Person, to unlawfully fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

7.17        Anti-Corruption Laws.

Directly or indirectly, use any Borrowing or the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Criminal Justice (Corruption Offences) Act 2018 of Ireland, as amended and the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 to 2021 of Ireland and other anti-corruption legislation in other jurisdictions.

7.18        Key Contracts.

Without the Required Lenders’ prior written consent:

(a)            No Loan Party or any of its Subsidiaries shall agree to any material set-off, counter-claim or other deduction under or with respect to any Key Contract, or amend, or permit the amendment of any material provision of any Key Contract, or waive any of its respective rights under any such Key Contract, other than any such set-off, counter-claim, other deduction, amendment, waiver that, taken individually and in the aggregate for all Key Contracts and all such agreements, amendments or waivers since the Closing, have or are reasonably likely to have a Material Adverse Effect; and

(b)            No Loan Party or any of its Subsidiaries shall agree to any material set-off, counter-claim or other deduction under or with respect to any Specified Key Contract, or amend, or permit the amendment of any material provision of any Specified Key Contract, or waive any of its respective rights under any such Specified Key Contract, or consent to the early termination of such Specified Key Contract, in each case, other than any such agreement, waiver or consent to a modification which is not adverse in any material respect to the Borrower and its Subsidiaries.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.

Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)            Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Applicable Premium, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within seven (7) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05 (solely with respect to the Borrower), 6.10, 6.11, or Article VII; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent (given at the written direction of the Required Lenders) to the Borrower; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) for borrowed money having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness for borrowed money to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that it is understood that (x) a conversion (or the occurrence of any customary “conversion triggers”) of Existing Convertible Debt or any Permitted Subordinated Debt and (y) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (provided that such Indebtedness and such sale or transfer is permitted hereunder), in each case, shall not constitute an Event of Default under this Section 8.01(e)(i); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e)(ii) shall not apply to any early payment requirement or unwinding or termination with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof, so long as, in any such case, Borrower is not the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, as applicable; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, process advisor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, process advisor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered (other than to the extent of customary deductibles) by independent third-party insurance), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents. In each case, any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports in writing to revoke or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k)            Collateral Documents. Subject in all respects to any applicable post-closing periods and certain other time periods and exceptions under the Loan Documents for any Loan Party or Subsidiary to take perfection actions, any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

(l)             Change of Control. There occurs any Change of Control; or

(m)           Regulatory Matters. If any of the following occurs: (i) (A) any Key Permit or any of the Borrower’s or any of Subsidiary’s material rights or interests thereunder is terminated or amended in any manner adverse to the Borrower and its Subsidiaries in any material respect and such termination or amendment is not otherwise revoked within 90 days (or, if a resolution to such revocation is being pursued in good faith by appropriate proceedings diligently conducted, and solely if the applicable event or circumstance has not actually resulted in a reduction of revenues that is in excess of the threshold described in the definition of Material Impact, an additional 90 days thereafter) after the occurrence thereof; (B) the FDA, CMS, EMA or any other Governmental Authority (x) terminates, or delivers a letter or other written communication to the Borrower or its Subsidiaries asserting that any Specified Product lacks, a required Key Permit, which termination or assertion is not withdrawn or otherwise resolved within 90 days (or, if a resolution to such withdrawal is being pursued in good faith through appropriate proceedings diligently conducted, and solely if the applicable event or circumstance has not actually resulted in a reduction of revenues that is in excess of the threshold described in the definition of Material Impact, an additional 90 days thereafter) after such Person’s receipt of such termination, letter or other written communication or (y) initiates enforcement action against or issues a warning letter with respect to the Borrower or any of the Subsidiaries, or any of their Specified Products or the Health Care Activities therefor, that causes the Borrower or such Subsidiary to discontinue or suspend the sale of, or withdraw from the market, any of its Specified Products, which discontinuance, suspension or withdrawal would reasonably be expected to last for more than 90 days (or, if a resolution to such discontinuance, suspension or withdrawal is being pursued in good faith through appropriate proceedings diligently conducted, and solely if the applicable event or circumstance has not actually resulted in a reduction of revenues that is in excess of the threshold described in the definition of Material Impact, an additional 90 days thereafter) and, in the case of each of the foregoing clauses (A) and (B), such event or circumstance has had, or would reasonably be expected to have, a Material Impact; (ii) a recall that has resulted in, or would reasonably be expected to result in, a Material Impact; or (iii) the Borrower or any of the Subsidiaries enters into one or more settlement agreements with the FDA, CMS, EMA or any other Governmental Authority that results in aggregate liability for all such settlement agreements entered into since the Closing Date in excess of [**] as of the applicable settlement; or

(n)           Specified Key Contracts. (i) Any material default or material breach by the Borrower or any of the Subsidiaries or termination event (other than as a result of any expiration of such Specified Key Contract in accordance with its terms) occurs and is continuing under any of the Specified Key Contracts, which material default or material breach is not cured or waived within any express grace period therein provided and would permit any Person (other than the Borrower or any Subsidiary) party to any Specified Key Contract to have any termination right thereunder; provided that any Default or Event of Default under this Section 8.01(n) caused by such material breach shall be automatically waived and cured under this Agreement and the other Loan Documents without any action on the part of any Secured Party immediately following the waiver and/or cure of the breach or default under the applicable Specified Key Contract or (ii) any of the Specified Key Contracts is terminated for any reason, other than as a result of any expiration of such Specified Key Contract in accordance with its own terms.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by the Required Lenders as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Required Lenders or by the Administrative Agent with the consent of the Required Lenders, as required hereunder in Section 11.01. The Administrative Agent and the Lenders agree that in connection with any foreclosure or other exercise of rights under this Agreement or any other Loan Document with respect to Specified Product IP, the rights of the licensees under Permitted Licenses will not be terminated, limited or otherwise adversely affected so long as no default exists under the Permitted License that would permit the licensor to terminate such Permitted License (commonly known as a non-disturbance).

8.02        Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (including the Applicable Premium) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or Applicable Law or equity;

provided, however, that upon the occurrence of an event described in Section 8.01(f) with respect to the Borrower, the Commitment of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts (including the Applicable Premium) as aforesaid shall automatically become due and payable, in each case without further act of the Required Lenders, the Administrative Agent or any Lender.

8.03        Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest), including the Applicable Premium, payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article IX

ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)            Appointment. Each of the Lenders hereby irrevocably appoints, designates and authorizes Wilmington Trust, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.06 and 9.10) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto, and all references to Administrative Agent in this Article IX and Article XI (including Section 11.04(c)) shall, where applicable, be read as including a reference to the Administrative Agent acting as the “collateral agent”. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Collateral (including any intercreditor agreement and any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

(c)            Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

9.02        Rights as a Lender.

If a Lender is serving as the Administrative Agent hereunder, such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include, if applicable, the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03        Exculpatory Provisions.

(a)            Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and each of its officers, partners, directors, employees or agents:

(i)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any Applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(ii)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt refraining from any action that, in its respective opinion or the opinion of its respective counsel, may be a violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)        shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(iv)       shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender;

(v)        shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (E) the value or the sufficiency of any Collateral, (F) compliance with the provisions hereof relating to the calculation of the Applicable Premium or (G) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(vi)       shall not be responsible for (A) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, the Collateral Documents, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (B) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (C) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (A) through (C) shall be the sole responsibility of the Borrower;

(vii)      shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Administrative Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s control whether or not of the same class or kind as specified above;

(viii)     shall not be (A) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Administrative Agent or (B) required to take any enforcement action against a Loan Party or any other obligor outside of the United States;

(ix)        shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the list or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution;

(x)         shall not be responsible for the negligence, misconduct or other action or inaction of any sub-agent that it selects as provided in Section 9.05 absent gross negligence or willful misconduct by the Administrative Agent (as determined in a final and non-appealable judgment by a court of competent jurisdictions) in the selection of such sub-agents;

(xi)        shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which Administrative Agent is a party, whether or not an original or a copy of such agreement has been provided to the Administrative Agent; and

(xii)       shall not be responsible for nor have any duty to monitor the performance or any action of the Loan Parties, the Lenders, or any of their directors, members, officers, agents, affiliates or employee, nor shall they have any liability in connection with the malfeasance or nonfeasance by such party; the Administrative Agent may assume performance by all such Persons of their respective obligations.

(b)           Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti-terrorism Law, including any programs involving any of the following items relating to or in connection with the Loan Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identity verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under any anti-terrorism Law.

(c)            The delivery by the Borrower or any other Loan Party of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein. Each party to this Agreement acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents.

(d)            Nothing in this Agreement or any other Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

9.04        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document, legal order, judgment, decree or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation.

(a)            Notice. The Administrative Agent may at any time give notice of its resignation to the Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the prior written consent of the Borrower (unless an Event of Default has occurred and is continuing), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Required Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. In addition, upon not less than ten (10) days prior written notice (the “Removal Effective Date”), the Administrative Agent may be removed (with or without cause) by the Required Lenders at any time in its sole discretion, but with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date, as applicable (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoints a successor Administrative Agent with the consent of the Borrower as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XI and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent and (B) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07        Non-Reliance on Administrative Agent and the Lenders.

Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08        No Other Duties, Etc.

The Administrative Agent may at any time request instructions from the Required Lenders or the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Person shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable law or exposes the Administrative Agent to any liability for which it is not entitled to satisfactory reimbursement and indemnification in accordance with the provisions of Section 11.04. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09        Administrative Agent May File Proofs of Claim; Credit Bidding.

(a)            In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, examiner, process advisor or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

(b)            Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

(c)            The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement), and (C) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10        Collateral and Guaranty Matters.

(a)            Each of the Lenders irrevocably consents to the release (or subordination, as applicable, in the case of Section 9.10(ii)), and hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, to automatically release (or subordinate, in the case of Section 9.10(ii)),

(i)          any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon the Facility Termination Date, (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document, including, for the avoidance of doubt, in connection with any Permitted License (it being understood and agreed with respect to release of Liens under this subsection that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the release of Liens being made in full compliance with the provisions of the Loan Documents), (C) any assets becoming Excluded Property (it being understood and agreed with respect to release of Liens under this subsection that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the release of Liens being made in full compliance with the provisions of the Loan Documents), or (D) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(ii)         any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j) or (o); and

(iii)        any Guarantor from its obligations under the Guaranty, the Collateral Documents and all other Loan Documents to which it is a party if such Person ceases to be a Loan Party or otherwise becomes an Excluded Subsidiary (other than pursuant to clause (b)(i) of the definition thereof) as a result of a transaction permitted under the Loan Documents (it being understood and agreed with respect to release of Liens under this subsection that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the release of Liens being made in full compliance with the provisions of the Loan Documents).

(b)           Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents and deliver to the Borrower, at the expense of the Borrower, any portion of such Collateral so released that is in possession of the Administrative Agent or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(c)            The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d)            In addition, in connection with any Permitted Licenses, each Lender hereby authorizes Administrative Agent to, and at the request of the Borrower, the Administrative Agent shall enter into a non-disturbance agreement and other similar agreements in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders.

(e)            In connection with the performance of its obligations under Section 9.10(a) or (b), the Administrative Agent shall be entitled to request from the Borrower, and the Borrower shall deliver to the Administrative Agent prior to the Administrative Agent taking any actions under either Section, a certificate of a Responsible Officer certifying that the transaction giving rise to the requested release is permitted under the Loan Documents (and the Lenders authorize the Administrative Agent to rely on such certificate in performing its obligations under such Sections).

9.11        Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than ten (10) Business Days after the receipt of the demand in clause (y) above (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)          it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)         such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e)            To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.12        Survival.

This Article IX shall survive the termination of this Agreement, the repayment, satisfaction or discharge of all Obligations and the resignation, removal or replacement of the Administrative Agent.

9.13        Certain Irish Matters.

(a)            The Administrative Agent shall be party to any Irish Security Document in its capacity as collateral agent and security trustee for and on behalf of itself and the Secured Parties pursuant to the terms and conditions of this Agreement and the relevant Irish Security Document. It will exercise its powers and authority under the Irish Security Documents in the manner provided for in the this Agreement and, in so acting, the Administrative Agent shall have the protections, immunities, rights, powers, authorisations, indemnities and benefits conferred on it under and by this Agreement and the other Loan Documents.

(b)            The Administrative Agent shall not owe any fiduciary duties to any party to the Irish Security Documents or any of their directors, employees, agents or affiliates.

(c)            On the terms set out in the Loan Documents, the Administrative Agent declares itself trustee of the security created pursuant to the Irish Security Documents and other rights (including but not limited to the benefit of the covenants contained therein), titles and interests constituted by the Irish Security Documents and of all monies, property and assets paid to the Administrative Agent or to its order or held by the Administrative Agent or its nominee or received or recovered by the Administrative Agent or its nominee pursuant to or in connection with any Irish Security Documents with effect from the date of the relevant Irish Security Document to hold the same on trust for itself and each of the Secured Parties absolutely in accordance with their entitlements under the Loan Documents (save as may otherwise be agreed between the Administrative Agent and the other Secured Parties from time to time).

(d)            All moneys received by the Administrative Agent shall be held by it upon trust for itself and the Secured Parties according to their respective interests to apply the same in accordance with the Loan Documents.

(e)            The rights, powers and discretions conferred on the Administrative Agent by the Irish Security Documents shall be supplemental to the Trustee Acts of Ireland 1888 to 1989 and in addition to any other rights, powers and discretions which may be vested in the Administrative Agent by the Loan Documents, law or otherwise.

(f)             Where there are any inconsistencies between the Trustee Acts of Ireland 1888 to 1989 and the provisions of the Loan Documents, the provisions of the Loan Documents shall, to the extent allowed by law, prevail.

(g)            The trusts set out in this section in respect of the Irish Security Documents shall be wound up when the Liens created thereunder are released in accordance with Sections 9.10 or11.03. At that time the Administrative Agent shall, at the request of and at the sole cost of the relevant Loan Party, release, without recourse or warranty, all of the security then held by it pursuant to the relevant Irish Security Document and the Administrative Agent shall be released from its obligations thereunder (save for those which arose prior to such winding-up).

Article X

CONTINUING GUARANTY

10.01      Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations, (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than that the Obligations have been in paid in full).

10.02      Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Required Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03      Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by Applicable Law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04      Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05      Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06      Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.

10.07      Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08      Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09      Appointment of Borrower.

Subject to Applicable Law, each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10      Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

10.11      Guarantee Limitations

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Document, the liabilities of each Guarantor under any Loan Documents shall not apply to any liability to the extent that it would result in such guaranty constituting unlawful financial assistance under section 82 of the Companies Act (Ireland) or result in a breach of section 239 of the Companies Act (Ireland).

Article XI. MISCELLANEOUS

11.01      Amendments, Etc.

(a)        Subject to Section 3.03(c) and Section 11.01(d), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)         extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)        postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding Mandatory Prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iii)        reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)        change (i) Section 8.03, Section 2.10 or Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) Section 2.10(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;

(v)        change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)       release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except upon the occurrence of the Facility Termination Date;

(vii)      subordinate the Loans in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby;

(viii)     release all or substantially all of the value of the Guarantees, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10; or

(ix)        release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (B) the Agency Fee Letter and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b)           Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(c)            Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower, the Required Lenders and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(d)           Notwithstanding any provision herein to the contrary, if the Administrative Agent, the Required Lenders and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent, the Required Lenders and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

11.02      Notices; Effectiveness; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrower or any other Loan Party, the Administrative Agent, or the Required Lenders, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii)         if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)           Electronic Communications.

(i)         Notices and other communications to the Administrative Agent, the Lenders and the Required Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Required Lenders or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii)        Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(d)           Change of Address, Etc. Each of the Borrower, the Administrative Agent, and the Required Lenders may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Required Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Required Lenders, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies; Enforcement.

(a)            No failure by any Lender, the Required Lenders or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b)  any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders (limited, in the case of legal counsel, to the reasonable and documented fees, charges and disbursements of one legal counsel to the Lenders and one legal counsel to the Administrative Agent and, if reasonably necessary, of one local counsel to the Administrative Agent and of one local counsel to the Lenders (which may include a single special counsel acting in multiple jurisdictions), in each case, in each relevant jurisdiction material to the interests of the Administrative Agent and the Lenders, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), subject (A) with respect to amounts owing to the Lenders, to the terms of the Fee Letter, and ((B) with respect to amounts owing to the Administrative Agent, to the terms of the Agency Fee Letter, and (ii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, or any Lender (limited to the reasonable fees, documented out-of-pocket disbursements and other charges of one legal counsel to the Administrative Agent and one legal counsel to the Lenders (taken as a whole), and, if reasonably necessary, of one local counsel to the Administrative Agent and of one local counsel to the Lenders (taken as a whole) (which may include a single special counsel acting in multiple jurisdictions), in each case, in each relevant jurisdiction material to the interests of the Administrative Agent and the Lenders, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Required Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal counsel, to the reasonable fees, documented out-of-pocket disbursements and other charges of one legal counsel to the Administrative Agent and its Related Parties and one legal counsel to the other Indemnitees (taken as a whole), and, if reasonably necessary, of one local counsel to the Administrative Agent and its Related Parties and one local counsel to the other Indemnitees (taken as a whole), in each case, in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in relevant jurisdictions material to the interests of the Lenders)) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) (provided that, in the case of any conflict (perceived or actual), one additional primary and local counsel in each relevant material jurisdiction for similarly situated Indemnitees shall also be covered) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) other than in the case of the Administrative Agent and its Related Parties, result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent, any sub-agents and their Related Parties, in their capacities as such). Each applicable Indemnitee shall use commercially reasonable efforts to consult with the Borrower prior to entering into a settlement of any proceeding that would result in any liability to any Loan Party. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding)) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against its Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. For purposes hereof, “pro rata share” shall mean, with respect to any Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the unused Commitments and the Outstanding Amount of the Loans of such Lender at such time and the denominator of which is the aggregate amount of the unused Commitments and the aggregate Outstanding Amount of the Loans at the time. Each Lender hereby agrees that, notwithstanding any exclusions from the Loan Parties’ indemnification obligations under Section 11.04(b) for gross negligence or willful misconduct of the applicable Indemnitee, no action taken (or not taken) by the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing in accordance with the directions of the Required Lenders or the Required Lenders (or such other number or percentage of the Lenders as shall be provided by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for the purposes of the Lenders’ payment and indemnification obligations under this clause (c). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this clause (c). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.10(d).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section 11.04 shall be payable not later than fifteen (15) Business Days after demand therefor together with a reasonably detailed invoice with respect thereto.

(f)            Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation or removal of the Administrative Agent or the Required Lenders, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05      Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other of the other Loan Documents without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed, except that such consent may be withheld in the Borrower’s sole discretion if such assignment would result in Blackstone Affiliated Entities no longer constituting Required Lenders) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that in the case of any such assignment by a Blackstone Affiliated Entity the assignee must be a Blackstone Affiliated Entity and must remain a Blackstone Affiliated Entity for so long as such assignee is a holder of Loans); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent (x) an Administrative Questionnaire and its applicable tax form required under Section 3.01(f) and (y) if requested by the Administrative Agent, information reasonably requested by the Administrative Agent reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons) or (D) except during an Event of Default pursuant to Section 8.01(f) or following an acceleration of the Loans, any Disqualified Institution.

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)         Effect of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations.

(i)            Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

(ii)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07        Treatment of Certain Information; Confidentiality.

(a)            Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of, and not to disclose to any Person, the Information (as defined below), except that Information may be disclosed (i) to its respective Affiliates, its auditors and its and their respective Related Parties (and, if such Person is a member of the Blackstone Entities, then it may make disclosures to any other member of the Blackstone Entities) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the disclosing Administrative Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority or self-regulatory authorities exercising examination or regulatory authority), to the extent not prohibited by Applicable Law, to promptly notify the Borrower of such disclosure, (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Administrative Agent’s or Lender’s legal counsel (in which case the disclosing Administrative Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority or self-regulatory authorities exercising examination or regulatory authority), to the extent not prohibited by Applicable Law, to promptly notify the Borrower of such disclosure, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 11.07 (or as may otherwise be reasonably acceptable to the Borrower), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement; provided that no such disclosure shall be made by such Lender or any of its respective Affiliates to any such Person that is a Disqualified Institution or that does not agree to be bound by the provisions of this Section 11.07(a); or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.07, (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or on the Borrower’s behalf and not in violation of any confidentiality agreement or obligation owed to the Borrower or (C) is already in the possession of or is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from, or on behalf of, the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, whether before or after the date of this Agreement, and any analyses, compilations, forecasts, and/or other documents prepared by the Lender or its Affiliates containing or based in whole or in part on any such furnished non-public information, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments; provided that such Person is advised of their obligation to keep information of this type confidential. This Section 11.07 shall survive the termination of this Agreement and the repayment, satisfaction or discharge of all Obligations but shall terminate on the later of (x) with respect to Information specifically identified by the Borrower as a trade secret, until such Information no longer constitutes a trade secret under applicable law, and (y) with respect to Information specifically identified by the Borrower related to third-party agreements subject to specific restrictions concerning disclosure of such information to sources of capital and their advisers, until the applicable term of such restrictions specified in the applicable agreement have lapsed.

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(b)            Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws. Notwithstanding anything to the contrary contained in this Agreement, before the Borrower or any of its Subsidiaries discloses to the Administrative Agent or any Lender any information that could reasonably be determined to be material non-public information, such Person shall, prior to any such disclosure, first confirm with the applicable recipient whether it consents to the receipt of material non-public information; provided that no Default or Event of Default hereunder shall arise as a result of a recipient's refusal to consent to receive information required to be delivered hereunder, and Borrower and its Subsidiaries shall not be obligated to indemnify or otherwise reimburse or be liable to any Person hereunder for providing information that it reasonably determines in its good faith judgement does not contain material non-public information at the time provided.

(c)            Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure (other than filings required by applicable securities laws) using the name of the Administrative Agent (other than in any press release announcing the consummation of the Transactions, so long as such press release has been approved in writing by the Required Lenders), the Required Lenders or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent and the Required Lenders, unless (and only to the extent that) the Loan Parties or such Affiliate reasonably determine that it is necessary or desirable for them to do so under Applicable Law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

11.08            Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have under Applicable Law. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09            Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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11.10            Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11            Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12            Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

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11.13        Replacement of Lenders.

(a)            If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the processing and recordation fee (if any) specified in Section 11.06(b);

(ii)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with Applicable Laws; and

(v)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b)            A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)            Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.

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11.14        Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

(b)            SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE REQUIRED LENDERS, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE REQUIRED LENDERS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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11.15        Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16        Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing and, except in the case of the acceleration of the Obligations or upon the occurrence and during the continuation of an Event of Default pursuant to Section 8.01(f), the Borrower has not received written notice from the Required Lenders, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.16, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17        No Advisory or Fiduciary Responsibility.

(a)            In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders and their respective Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and each Lender and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, the Required Lenders, nor any Lender nor any of their respective Affiliates has any obligation to the Borrower any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Required Lenders, nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Required Lenders, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

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(b)            The Borrower further acknowledges that the Required Lenders, the Lenders and their respective Affiliates may acquire, hold or sell, for their own accounts and the accounts of investors, the equity, debt and other securities and financial instruments (including, common equity, bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Required Lenders, the Lenders or their respective Affiliates or any of their respective investors, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

11.18        Electronic Execution; Electronic Records.

(a)            The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the reasonable request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

(b)            The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s, the Required Lenders’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

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11.19            USA Patriot Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.20            Acknowledgement and Consent to Bail-In of EEA and UK Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	PTC THERAPEUTICS, INC.

	By:	/s/ Stuart W. Peltz
	Name:	Stuart W. Peltz, Ph.D.
	Title:	Chief Executive Officer and President

[Signature Page to Credit Agreement]

GUARANTORS:	PTC THERAPEUTICS HOLDINGS (BERMUDA) CORP. LIMITED

	By:	/s/ Sherman Taylor
	Name:	Sherman Taylor
	Title:	Director

PTC THERAPEUTICS INTERNATIONAL LIMITED

By:	/s/ Adrian Haigh
Name:	Adrian Haigh
Title:	Director

PTC FARMACÊUTICA DO BRASIL LTDA.

By:	/s/ Rogerio Ribeiro da Silva
Name:	Rogerio Ribeiro da Silva
Title:	Director

PTC THERAPEUTICS HOLDINGS, INC.

By:	/s/ Sherman Ta /s/ Stuart W. Peltz
Name:	Stuart W. Peltz, Ph.D.
Title:	President

PTC THERAPEUTICS MP, INC.

By:	/s/ Stuart W. Peltz
Name:	Stuart W. Peltz, Ph.D.
Title:	President

PTC THERAPEUTICS GT, INC.

By:	/s/ Stuart W. Peltz
Name:	Stuart W. Peltz, Ph.D.
Title:	President

[Signature Page to Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Matthew Garvis
Name:	Matthew Garvis
Title:	Vice President

[Signature Page to Credit Agreement]

LENDERS:

BLACKSTONE COF IV HOLDCO LP,

as a Lender

By: GSO Capital Opportunities Associates IV LP, its general partner
By: GSO Capital Opportunities Associates IV (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

BXLS YIELD – TRANSLATE L.P.,

as a Lender

By: Blackstone Life Sciences Advisors L.L.C. on behalf of BXLS Yield – Translate L.P.

By:	/s/ Robert Liptak
	Name:	Robert Liptak
	Title:	Chief Operating Officer

[Signature Page to Credit Agreement]